Exhibit 10.173.1

COMMERCIAL LEASE

Between

NOTAPIERRE

AND

INTER PARFUMS

Dated 10 December 2019

COMMERCIAL LEASE

BETWEEN THE UNDERSIGNED:

The legal entity named in Article CP. 1.1.

Designated hereinafter as the “Lessor,” party of the first part,

And

The legal entity named in Article CP.1.2.

Designated hereinafter as the “Lessee,” party of the second part.

Lessor and Lessee are each called individually a “Party” and both are called collectively the “Parties.”

PRIOR TO THE LEASE WHICH IS THE SUBJECT OF THIS DOCUMENT, THE PARTIES HAVE RECALLED THE FOLLOWING:

INTRODUCTORY STATEMENT

(A)	GEMFI Company, the rights of which have now been transferred to NOTAPIERRE Company, as stated below, granted to INTERPARFUMS Company a commercial lease dated May 12, 2010, in PARIS, concerning a warehouse used as storage and office space, with a Net Floor Area (SHON) of 31,029 m² (333,933 sq. ft.) (according to the measurements performed by Jean-Claude BERSON, property surveyor, dated April 12, 2011) located in the Municipality of Criquebeuf-Sur-Seine (27340), in “Le Bosc Hétrel” Business Park, registered as Section ZD, # 250, 257, 259, 278, 297, 298, 299, 300, 301, 302, 303, 304, 305, 306, 308, 310, 312, 314, 317 on the land registry, for an area of 8 hectares 00 ares 00 centiares (19,768 acres).

Said construction is named “Phase 1.”

The lease’s effective date is June 1st, 2011. Its duration is for nine (9) years and it expires on May 31st, 2020.

The agreement provides, for the benefit of Lessee, the option of enlarging the initial building with one or two new sections, with an area of about 6,000 m² (64,580 sq. ft.), which could be exercised at the latest on April 30, 2012.

(B)	Pursuant to a private document dated April 1st, 2011, GEMFI and INTERPARFUMS signed Rider #1 to the May 12, 2010, lease concerning the extension of the ground floor of “Office Plot” #1 by a SHON of 175 m² (1,884 sq. ft.) (designated as “Phase 2”), in order to enable Lessee to install additional recreational and locker room areas.

(C)	Pursuant to a private document dated April 1st, 2011, GEMFI and INTERPARFUMS signed Rider #2 to the May 12, 2010, lease concerning a new enlargement option for the benefit of Lessee, which replaces outright the extension option, as initially provided in the May 12, 2010, lease. In said document, it was agreed that Lessee would be granted an extension option concerning Sections 6 and 7, each with a SHON of 6,000 m² (1,884 sq. ft.), which Lessee may exercise between April 30, 2012, and December 31, 2015.

(D)	Pursuant to a private document dated January 16, 2012, GEMFI and INTERPARFUMS signed Rider #3 to the May 12, 2010, lease, which includes the following:

(i) Designation of the leased premises compliant with the issued administrative authorizations and the measurements performed by Jean-Claude BERSON, property surveyor, dated April 12, 2011, so that the leased building is made up of a building with an overall SHON of 31,220 m² (336,049 sq. ft.) that includes:

- Warehouse of 30,182 m² (324,876) including five (5) sections and technical installations;

- Offices, recreational areas and security area: SHON of 1,038 m² (11,173 sq. ft.) (including a SHON of 173 m² (1,862 sq. ft.) for additional recreational areas as described in Rider #1 mentioned above);

- Parking spaces for light vehicles: 116.

Within the body of this document, the building described above (including the 116 parking spaces for light vehicles) shall be designated as: “Initial Leased Premises.”

The summary table of the SHONs as measured by Jean-Claude BERSON on April 12, 2011, is included in the present document in appendix, following its mention.

(ii) Presence of easements on the site of the Initial Leased Premises, for servicing, procurement, and water discharges from the area, and, similarly, creation of a free trade union for managing these easements (maintenance, repairs, reconditioning of roadworks as well as networks).

Within the body of this document, the lease dated May 12, 2010, and its three riders are named “Initial Lease.”

(E)	The Initial Leased Premises were built pursuant to the following administrative authorizations:

a-	Initial building permit

A building permit with number PC 027 188 08 A0022 was issued on December 2, 2008.

Said permit authorized, on a site of 78,230 m² (842,061 sq. ft.), the construction of a building, to be used as storage and office space, with an overall SHON of 37,730 m² (406,122 sq. ft.), including:

-	Warehouse: 36,032 m² (387,845 sq. ft.);
-	Offices and recreational areas: 1,698 m² (18,277 sq. ft.);
-	And 197 parking spaces for light vehicles (LVs).

Said decree has become final.

b-	Transfer of the initial building permit

The decree for the building permit mentioned above was transferred on June 4, 2010, by decree # PC 027 188 08 A0022-01, to GEMFI Company.

Said decree has become final.

c-	Modified building permit

Pursuant to a decree for a modified building permit issued on October 12, 2011, under # PC 027 188 08 A0022-02, the following modifications to the project were adopted:

-	Land area: 80,000 m² (861,113 sq. ft.);
-	SHON of building: 31,220 m² (336,049 sq. ft.);
-	Warehouse and technical installations: 30,182 m² (324,876 sq. ft.);
-	Offices and recreational areas: 1,038 m² (11,173 sq. ft.);
-	LV parking spaces: 116.

Said decree has become final.

d-	Statement of work completion and Compliance

Concerning Phase 1, GEMFI Company notified the Criquebeuf-sur-Seine City Hall of the completion of the construction work and its compliance with the requirements of the building permit, on June 17, 2011.

Concerning Phase 2, GEMFI Company notified the Criquebeuf-sur-Seine City Hall of the completion of the construction work and its compliance with the requirements of the building permit, on October 19, 2011.

Pursuant to a certification dated November 10, 2011, the Criquebeuf-sur-Seine City Hall notified that it would not dispute such compliance.

e-	Advance notification (awning construction)

GEMFI Company presented on November 22, 2011, an advance notification filed with the Criquebeuf-sur-Seine City Hall under # DP 027 188 11 A 0027.

Pursuant to a decree dated December 7, 2011, the CRIQUEBEUF-SUR-SEINE Mayor did not object to said advance notification, thus authorizing the extension and installation of an awning outside the Initial Leased Premises, on the right side of the entrance to the recreational areas, with a total Gross Floor Area (SHOB) of 56.57 m² (608.91 sq. ft.), without creation of a SHON.

(F)	A prefectoral decree was delivered under # D1-B1-11-183, dated March 30, 2011, (hereinafter, the “Decree to Operate”) for the benefit of GICRAM Company, authorizing the commercial use in the Initial Leased Premises of an installation classified for the protection of the environment (ICPE) under the following categories:

● 1412 (A), 1432-2 (A), 1510 (A), 1530 (A), 1532 (A), 2662 (A), 2663-1 (A), 2663-2 (A), 2910-A (NC), and 2925 (D).

Pursuant to a private quadripartite agreement dated April 26, 2011, between GEMFI Company (as Lessor named in the Initial Lease), Lessee, GICRAM Company (as initial holder of the Authorization to Operate), and SAGA France Company (as Lessee’s logistics provider), it was agreed that the benefit of the authorization to operate, subject of the Decree to Operate, would be transferred to SAGA France Company, so it would become the holder of the corresponding authorization to operate.

Such transfer was agreed upon by GEMFI Company, as Lessor, and by Lessee under certain conditions, including that SAGA France Company (i) would prevent itself from filing any cessation of activities with the environmental services upon expiration of its contract of logistics provider signed with Lessee, and (ii) would obligate itself, upon expiration of its contract of logistics provider signed with Lessee, to provide assistance for transferring the authorization to operate, either to Lessor (in the event of termination or non-renewal of the Initial Lease), or to Lessee or a third party designated by Lessee if the leasing of the Initial Leased Premises by Lessee continued.

The Prefecture of Eure issued on June 15, 2011, under # D-11-E3-040 its receipt of the statement of operator change.

The Decree to Operate, the quadripartite agreement of April 26, 2011, as well as the receipt of the statement of operator change are herein attached (Appendix 4).

(G)	Pursuant to a document received by Christophe PERRIN, Esq., notary in ATHIS-MONS, on January 18 and 19, 2012, GEMFI Company sold to NOTAPIERRE Company the real property leased to Lessee, said company thus becoming the successor of GEMFI Company.

(H)	Pursuant to the provisions of a document received by LUCIEN-COIRRE, Esq., notary in PARIS, on June 6, 2016, mutual non aedificandi (not zoned for construction) easements were created on land belonging firstly to INS CRIQUEBEUF Company, owner of a building to be used primarily as warehouse, registered as Section ZD, # 348, in the land registry, and secondly to NOTAPIERRE Company, owner of the building mentioned in “(A) a-” above.

A copy of the document and the plan indicating said easements are attached to the present document (Appendix 5)

(I)	Pursuant to a document received by Mr. PERRIN, Esq., the aforementioned notary, on December 27, 2018, GEMFI Company sold to NOTAPIERRE Company in the Municipality of CRIQUEBEUF SUR SEINE (27340), Le Clos Gillet, a parcel of land with a surface area of 11,686 m² (125,787 sq. ft.), registered as Section ZD, # 329 and 338, in the land registry; such plots being adjacent to the land acquired by NOTAPIERRE as mentioned in C) a above.

(J)	Pursuant to the minutes of the unanimous decisions of the partners dated December 31, 2015, SAGA France Company has provided all its assets to SDV Logistique internationale Company (SDV-LI), for the purpose of a merger.

The merger-acquisition of SAGA France Company by SDV-LI Company was finalized on December 31, 2015.

Following the merger-acquisition of SAGA France Company and KERNE FINANCE Company, the SDV-LI Company partners decided to change its business name, as of January 1st, 2016, to BOLLORÉ LOGISTICS.

(K)	Lessee contacted Lessor to inform Lessor of Lessee’s need to enlarge the existing warehouse and offices by building a sixth section on the land belonging to Lessor, because of business development needs (designated hereinafter as “Section 6”). Consequently, Lessor contacted GEMFI Company in order to legalize a real estate development contract (hereinafter, “CPI”) for the purpose of enabling Lessor to proceed with the construction of Section 6 and its delivery to Lessee;

(L)	BOLLORÉ LOGISTICS Company, Lessee’s logistical provider, and operator of the Initial Leased Premises on behalf of Lessee (the “Operator”), filed for its part with the Prefecture of Eure an “information brief” (hereinafter, the “Information Brief”) concerning the Section 6 project, which modified the Decree to Operate, and more precisely for the purpose of:

(i) Updating the classification categories of the prefectoral decree of March 30, 2011, and modifying the site zoning in conformance with the regulations concerning installations classified for environmental protection, and

(ii) Expand the installations of the Bolloré Logistics site by creating a sixth section for the warehouse.

The Regional Environment, Development, and Housing Directorate (DREAL) for Normandy rendered on June 30, 2017, a favorable opinion concerning the filed brief, concluding the following as literally reproduced below:

“Because the modifications made within this information brief and concerning your prefectoral decree dated March 30, 2011, are neither remarkable, nor substantial, the inspection service recognizes the creation of said sixth section. In addition, regarding the change from a low-threshold Seveso status to a status of simple authorization, a complementary decree shall be enacted in order to modify the last paragraph of Article 1.2.1 of the aforementioned decree.”

By Decree # DELE/BERPE/18/681 dated May 9, 2018, (the “Decree to Operate”), modifying the prefectoral decree dated March 30, 2011, and rescinding the complementary prefectoral decree dated February 15, 2018, the Prefect of EURE authorized the modification of the Decree to Operate dated March 30, 2011.

The Information Brief, the favorable opinion rendered by DREAL on June 20, 2017, and the Decree to Operate of May 9, 2018, are attached hereto (Appendix 6).

The Decree to Operate dated March 30, 2011, and the Decree to Operate dated May 9, 2018, are hereinafter designated as the Authorization to Operate.

(M)	For the purpose of implementing Section 6, and in accordance with the technical description agreed upon by Lessee, Lessor, and GEMFI Company, as future developer of the Section 6 construction project (hereinafter, the “Developer”), GEMFI Company filed a building permit application with the appropriate services of the Criquebeuf-sur-Seine City Hall on August 3, 2017, under # PC 27188 17 A0013, for (i) the construction of a building expansion to be used as warehouse and offices, for a total created floor area of 6,066 m² (65,294 sq. ft.), including 328 m² (3,531 sq. ft.) for offices and 5,738 m² (61,763) for the warehouse. (ii) the extension of the heavy-vehicles roadway in the truck yard and the extension of the fire engine bypass roadway, (iii) the creation of two additional fire hydrants, for a total of seven, at the site, (iv) the parking connections for 22 electrical vehicles, (v) the relocation of five parking spaces in the truck waiting area, and (vi) the creation of six parking spaces for light vehicles.

(N)	The decree approving the permit for the construction of Section 6 was issued by the Mayor of the Municipality of Criquebeuf-sur-Seine on October 10, 2017, under # PC 27188 17 A0013 (hereinafter, the “Building Permit”).

(O)	Section 6 shall be built in accordance with the aforementioned building permit brief and with the technical description of the expansion project attached to the CPI in appendix, in its version V4a dated October 22, 2019, and hereinafter attached as Appendix 8.

(P)	It is pursuant to these conditions that the Parties have as of now agreed to sign a new lease, subject of the present document (hereinafter, the “Lease”), concerning the Initial Leased Premises and the conditions for building the Section 6 expansion, together with the charges and conditions provided below.

The Lease shall be effective on June 1st, 2020, and shall replace the Initial Lease, which is expiring.

(Q)	The current Lease is made up of the Introductory Statement, of a first part (Part 1) agreeing to the amicable termination, upon expiration, of the Initial Lease, and of a second part (Part 2) agreeing to the terms and conditions of the new Lease concerning the Leased Premises.

In turn, Part 2 is made up of the following:

(i)	General conditions (Title 1 - General conditions);

(ii)	Special conditions (Title 2 - Special conditions).

These two parts make up an indivisible whole, with the specification that, in case of a discrepancy between one or more provisions of the existing general conditions and of the existing special conditions, the latter shall prevail. Title 1 and Title 2 of the Lease are intended to govern, as perennial provisions, the conditions of leasing the Leased Premises as of the Effective Date of the Lease;

(iii)	Specific conditions for the construction period of Section 6 (Title 3 – Specific conditions for the construction period of Section 6).

It is as of now recalled that Lessor is proceeding with the construction of Section 6 upon request from Lessee, and in accordance with Lessee’s specific needs.

Consequently, Lessee’s compliance with each and every term and condition of this document and, in particular, Lessee’s respect of Lessee’s commitment to lease the Leased Premises for the totality of the firm duration stipulated therein, is an essential and determining motivation for Lessor to agree to undertake the construction of Section 6.

(R)	Any references in the Lease to the “Statement,” to an “Article,” to a “Title,” or to an “Appendix” shall be interpreted as a reference to the statement, an article, a title or an appendix of the Lease.

(S)	This Statement is an integral part of the provisions and conditions of the Lease, and of its appendices.

Definitions

Within this document, certain terms possess the following specific definitions:

Specific Activity:	Designates the specific activity performed by Lessee, or all occupants under Lessee’s authority, in the Leased Premises, in accordance with sections 4320, 4331 of the designation for the Installations Classified for Environmental Protection (ICPEs) (the “Specific Activity/Activities”)
Section 6 completion:	Designates the completion of Section 6, as defined in Article DP. 3.2.
Appendices:	Designate any documents attached to the Lease and integrated to it.
Decree to Operate:	Has the meaning given in the Statement.
Complementary Decree to Operate:	Has the meaning given in the Statement.
Authorization to Operate:	Has the meaning given in the Statement.
Lease:	Designates this lease.
Initial Lease:	Has the meaning given in the Statement.
Lessor:	Designates the company named “NOTAPIERRE”, an open-ended real estate investment trust with headquarters at PARIS (75017) – 7-7 bis rue Galvani, and registered with the Registry of Commerce and Companies of PARIS under # 347 726 812.
Legitimate Cause(s) for Extension of Time:	Has the meaning given in Article DP. 4.
Sections 1 to 5:	Designate the sections implemented on the Leased Premises layout provided in Appendix 20.
Section 6:	Has the meaning given in Article CP. 3.2.
Monitoring Committee:	Has the meaning given in Article DP. 4.
CPI:	Designates the real estate development contract agreed upon by Lessor, as project owner, to Developer for the purpose of constructing Section 6, as mentioned in the Statement.
Effective Date of the Lease:	Has the meaning given in Article CP. 5.
Effective Date of Termination of Initial Lease:	Has the meaning given below in Part 1 of the Lease.
Technical Documents:	Designate together the Technical Description, the Layouts, the Building Permit and its application documentation, and, as the case may be, the modified building permits.
Expert:

The expert shall be designated by mutual agreement between the Parties or, failing that, by the President of the competent High Court, ruling in summary proceedings, and this at the request of the first Party to act.

The Expert shall be designated for the resolution of any disputes for which his or her competence is recognized pursuant to the Lease, as joint representative of the Parties, and shall act within the terms of Article 1592 of the Civil Code.

Fees and expenses of the Expert shall be borne by the Party whose claims are dismissed, or in the proportion that shall be determined by the Expert.

The decision of the Expert shall not be subjected to remedy by means of an appeal or an annulment, or by any disputes from any of the Parties.

Expert 1:	Has the meaning given in Article CG. 6.2.
Expert 2:	Has the meaning given in Article CG. 6.2.
Expert 3:	Has the meaning given in Article CG. 6.2.

Operator :	Designates Lessee’s logistics provider, i.e. on the date of this document the company named BOLLORÉ LOGISTICS,” simplified joint-stock company with a capital of € 44,051,200, with headquarters at PUTEAUX (92806) – 31-32 Quai de Dion Bouton, and registered with the Registry of Commerce and Companies of NANTERRE under number 552 088 536.
Manager:	Designates the manager of the Leased Premises, appointed by Lessor, or any new manager that would be appointed by Lessor for this purpose.
Groupe Interparfums:	Designates any company directly or indirectly controlled by Lessee within the meaning of Article L.233-3 of the Code of Commerce, as well as any company that would directly or indirectly control Lessee within the meaning of said Article L.233-3 of the Code of Commerce, or any company that would be under the same direct or indirect control as Lessee, within the meaning of said Article.
Business Day(s):	Designate any day of the week except Saturday, Sunday, or a holiday. It is specified that, if any obligations of the Parties need to be performed on a day other than a Business Day, it must then be performed on the following Business Day, and if any notices that must be provided pursuant to this document has to be provided on a day other than a Business Day, such notice must then be provided at the latest on the following Business Day.
Leased Premises:	Designate, upon the Effective Date of the Lease, the Initial Leased Premises to which will be added, when completed, the areas making up Section 6, all of which constituting the Leased Premises.
Initial Leased Premises:	Designate the premises leased pursuant to the Initial Lease, the designation of which is specified in Article CP. 3.1
Rent:	Has the meaning given in Article CP. 11.
Technical Description:	Designates the Section 6 technical description, a copy of which is provided in Appendix 8.
Party/Parties:	Designates Lessor and/or Lessee.
Building Permit:	Designates the building permit delivered by the Mayor of CRIQUEBEUF-SUR-SEINE on October 10, 2017, registered under number PC 27188 17 A0013, a copy of which is provided in Appendix 7.
Layouts:	Designate the layouts for Section 6, a copy of which is provided in Appendix 7.
Information Brief:	Has the meaning given in Article G (c) of the Statement.
Lessee:	Designates the company named “INTERPARFUMS,” public limited company with a capital of € 41,786,570, with headquarters in PARIS (75008) – 4 rond-point des Champs Elysées, and registered with the Registry of Commerce and Companies of PARIS under # 350 219 382.
Developer:	Designates the company named “G E M F I”, simplified joint-stock company with a capital of € 150,000, with headquarters at MONTROUGE (92120) – 28 bis rue Barbes, and registered with the Registry of Commerce and Companies of NANTERRE under number 339 753 725.
Land:	Designates the site of the Leased Premises, identified by a layout provided in Appendix 14.
Alterations:	Has the meaning given in Article DP 9.

THE PRECEDING BEING STATED, THE FOLLOWING HAS BEEN AGREED UPON:

PART 1 - TERMINATION OF THE INITIAL LEASE ON THE EFFECTIVE DATE OF THE LEASE

The Initial Lease expires on May 31, 2020, at midnight. The Parties expressly recognize that the Lease described herein shall take effect immediately afterward.

Because the Lease takes effect on the date of expiration of the Initial Lease for the Initial Leased Premises (see Part 2 herein), the termination of the Initial Lease shall not cause, as agreed by the Parties, the restitution of the Initial Leased Premises to Lessor.

Lessee may not require that Lessor perform, upon the Effective Date of the Lease, any alteration or restoration, or any change of any nature, concerning the Initial Leased Premises, and shall not benefit from any remedy or guarantee from Lessor, due to the condition of the Initial Leased Premises on the Effective Date of the Lease.

By express agreement between the Parties, the outcome of fittings, installations, improvements, and beautifications performed by Lessee in the Initial Leased Premises, during the Initial Lease, as well as the state of restitution of said premises, shall be determined upon termination of Lessee’s occupancy, and in accordance with the provisions of the Lease.

Because of the above, the fittings, installations, improvements, and beautifications performed by Lessee in the Initial Leased Premises prior to the Effective Date of the Lease shall remain the property of Lessee until termination of Lessee’s occupancy as provided by the Lease.

PART 2 – LEASE CONTRACT

Advance statements

Lessor and Lessee expressly agree to subject the Lease to the provisions of Articles L.145-1 to L.145-60 of the Code of Commerce, R.145-1 to R.145-11, R.145-20 to R145-33, D.145-12 to D.145-19 of the Code of Commerce, as well as the non-repealed provisions of decree # 53-960 dated September 30, 1953, as modified, and subsequent texts, which Lessee pledges to respect.

All of the provisions and conditions of the Lease shall remain applicable to Lessee as well as to any concession holder or occupant of the Leased Premises that is normally dependent on Lessee, during the Lease as well as its amendments and renewals, if any.

The Lease and its Appendices make up and express the totality of the agreement between the Parties. They cancel and replace any preliminary agreement, pledge, or commitment that may have been previously signed between the Parties or agreed upon between them concerning the leasing of the Leased Premises.

In addition, Lessee waives its rights to any document, commercial brochure, website or other concerning the Leased Premises, which Lessor or any third party has provided, or of which it may have gained knowledge, thus recognizing that the Leased Premises and their environment are defined solely by the Lease and its appendices.

The leasing concept includes, pursuant to the present document, this lease, its renewals and/or extensions, if any, so that all obligations pursuant hereto shall be effective for the entire duration of this Lease, and of its renewals and/or extensions, if any, except if stipulated otherwise.

The Parties state that this contract is a negotiated contract as defined by Article 1110 of the Civil Code, as introduced by ruling 2016-131 dated February 10, 2016, concerning the reform of contractual rights. They recognize that, notwithstanding its presentation of general conditions, particular conditions, and specific provisions, this contract has been freely negotiated between them, whether concerning its general conditions, its particular conditions, or its specific provisions, and consequently, that it is not entirely or partially a standard contract. The Parties also recognize that they have enjoyed an equal power in the negotiations.

Furthermore, the Parties state that they fully accept the stipulations herein, and in particular those governing the rents and the charges owed by Lessee, and they fully accept the risk of an unpredictable change or a performance that becomes excessively onerous, and that they agree therefore to wave expressly and irrevocably their right to refer to the provisions of Article 1195 of the Civil Code for the sake of revising or terminating the Lease.

These provisions are determinative of the shared intent of the Parties.

TITLE 1 – GENERAL CONDITIONS

CG.1.	LEASE - DESIGNATION

CG. 1.1.	Lessor leases out to Lessee, who accepts, the Leased Premises as designated in Article CP. 3.

The conditions of the premises determined at the Effective Date of the Lease are indicated below in Article CP. 8.

It is specified that any error made in the designation or in the contents of the Leased Premises shall not constitute a basis for a rent reduction or increase, such rent having been determined in particular as a function of Lessee’s overall evaluation and full knowledge of the Leased Premises.

Similarly, Lessee may not require from Lessor, for any reason, neither on the Effective Date of the Lease nor during the Lease, any alteration or restoration, or any change of any nature, concerning the Leased Premises (including their fittings, technical equipment, and in particular the existing cabling within the Leased Premises, if any), or any rent reduction, and shall not benefit from any remedy or guarantee from Lessor, for any reason, because of the condition of the Leased Premises on the Effective Date of the Lease.

Lessee acknowledges that Lessor will thus have fully complied with Lessor’s obligation to deliver the Leased Premises in accordance with Article 1719 par. 1 of the Civil Code on the Effective Date of the Lease.

The Leased Premises are a unique and indivisible whole, according to the common intent of the Parties. In the event of multiple uses for the premises being leased (sections for warehouse, offices, technical installations), their leasing shall be considered as indivisible overall.

CG.2.	INTENDED USE OF THE PREMISES

CG. 2.1.	Authorized use

Lessee shall use the Leased Premises in accordance with Articles 1728 and 1729 of the Civil Code, peacefully and solely as a warehouse and adjacent offices, as provided in Article CP. 7, for Lessee’s activities in the context of the Authorization to Operate, excluding any other usage and, in particular, any industrial or artisanal activity, any sale or exhibition of goods, and any reception of clients (and in particular any reception of the public or of clients within the meaning of Article R123-2 of the Code of Construction and Housing, in the Leased Premises).

Lessor state that, to the best of Lessor’s knowledge, nothing concerning the administrative and judicial status of the Leased Premises prevents the performance of activities compatible with this intended use.

Parking spaces shall be used solely for the parking of one vehicle per space, at most, excluding any repair, oil change, or washing activity.

CG. 2.2.	Authorizations

Without prejudice to the provisions of Article CG. 11.14 below, Lessee shall assume personal responsibility for obtaining and maintaining in effect any license, authorization, permit or other, as required by law or by existing or future regulations, and for paying any amount, fee, tax and other charges associated with the activities to be performed in Leased Premises, and with their use. Lessee shall demonstrate compliance upon all requests from Lessor.

CG. 2.3.	Compliance with applicable regulations

Lessee, assuming throughout the duration of the Lease the responsibility of facilities manager, shall comply scrupulously and ensure compliance by Lessee’s employees, customers, visitors, suppliers, providers, and the Operator, with all laws, regulations, and decrees, existing now or to be enacted in the future, applicable to the Leased Premises, and in particular, but not necessarily limited to, all that concerns the roadways, policing, hygiene, sanitation, environment (in particular concerning installations classified for environmental protection (ICPEs) as well as specified in Article CG. 11.14 below and in the environmental performance), labor regulations, applicable regulations concerning accessibility and security (and in particular regulations concerning firefighting and requirements of firefighters and security representatives), all of which in such a manner that Lessor shall never be subjected to investigation or questioning in this matter, and shall be held harmless from any resulting consequences.

Lessee pledges, at Lessee’s sole expense, concerning the regulations mentioned above, to comply with or to abide by all requirements, claims, or injunctions that may be legally issued, for the duration of the Lease and its renewals, by competent administrative authorities, concerning the Leased Premises or the conditions of occupancy, with the specification that, if work referred to in Article CG. 8.1.2 must be performed to this end, Lessee shall communicate with Lessor so that Lessor may perform the work for which Lessor is responsible pursuant to the Lease.

CG.3.	DURATION

CG. 3.1.	The Lease is granted and accepted for the duration indicated in Article CP. 5, and it shall start upon the Effective Date of the Lease.

CG. 3.2.	The duration of Lessee’s firm leasing commitment is an essential and determining condition of the Lease, without which Lessor would not have signed the contract. Consequently, in the event that Lessee, by Lessee’s personal act, ceases to occupy the Leased Premises before the expiration of said firm period, Lessor shall have the right to proceed with the enforcement of the Lease until its expiration, including all its provisions, charges, and requirements.

CG. 3.3.	Lessor shall have the right to terminate the Lease upon expiration of a three-year period, if Lessor plans to invoke the provisions of Articles L. 145-18, L. 145-21, L. 145-23-1, and L. 145-24 of said code, in order to build, to rebuild the Leased Premises, to raise them, to build a housing facility on bare rented land or pursuant to the conditions and the sectors or perimeters provided in Articles L. 313-1 et seq., and L. 313-4 et seq., of the Code of Urban Planning, and in the event of demolition of the Leased Premises in the context of an urban renewal project.

In case of renewal of the Lease, said renewal shall take place for a duration of nine (9) years, Lessee retaining the right of termination upon expiration of each three-year period, subject to a request to leave sent to Lessor at the latest six (6) months before the expiration of the current period. Parties expressly agree that any leave or request for renewal must be sent by extrajudicial document.

CG.4.	RENT

The Lease is granted and accepted in exchange for payment of an annual rent, excluding taxes and charges, as specified in Article CP. 11, Lessee being required to pay all fees, taxes, or levies of any nature (including any change in the VAT rate), which may be payable on said rent, charges, and other payments provided in the Lease.

CG.5.	RENT INDEXATION

CG. 5.1.	The rent shall be indexed, by right and without any application or request, as of the Effective Date of the Lease, every year on the anniversary date of the Effective Date of the Lease, depending on the variation of the Rental Index for Tertiary Activities (ILAT) as published by INSEE. Said index is acknowledged by the Parties as being directly related to the purpose of this contract.

For the first indexation, which must take place upon the anniversary date of the Effective Date, the annual rate of index change shall be calculated as a function of the change in the base index, which shall be the latest index published on the Effective Date of the Lease, and in the revision index, which shall be the index of the same calendar quarter in the following year. For the following indexations, the base index shall be the revision index used for the previous indexation, and the revision index shall be the index of the same calendar quarter in the following year, and this will be repeated during consecutive years.

Failure to immediately adjust the rent shall not cause any forfeiture of the rights of the Parties to require retroactively a future application of this provision.

CG. 5.2.	In the event of a delay in the publication of the applicable index, or its non-publication, at a given indexation date, a provisional rent shall be set. Said rent shall be calculated based on the latest published index at the time of rent adjustment. Such provisional rent shall be regularized (with addition or restitution) once the final index is published.

Upon publication of the final index, Lessor shall inform Lessee of any rent change, as the case may be, due to the application of the index, and the Parties pledge to regularize immediately the accounts due to the application of the indexation provision, i.e. the amount of the new rent as well as the resulting increase in the guarantee deposit.

CG. 5.3.	In the event that the index retained by the Parties is not published, or disappears, or if the selected index may not be applied, for any reason whatsoever, the Parties expressly agree to:

-	Replace such index, either by the new legal index that would be published as replacement and that would be obligatorily applicable, pursuant to the laws and regulations, to the Lease, or, failing that, by a similar index selected by mutual agreement between the Parties;

-	In the absence of a replacement index or an agreement between the Parties, replace such index by the index of the construction costs; and

-	In the absence of publication or the disappearance of the index of construction costs, by decree issued by the President of the High Court for the place where the Leased Premises are located, ruling in summary proceedings, have an expert designated, such expert having the powers of joint representative of the Parties. Such joint representative, whose decision shall be final and without appeal, shall receive the task of selecting, or if needed of recreating, an index reflecting as exactly as possible the rents for tertiary activities at the national level. The index selected by the expert holding the powers of joint representative shall be retroactively applied from the date of first indexation that is contractually applicable, following the disappearance of the index initially retained by the Parties. The fees and proceedings charges, as well as those of the expert, shall be borne equally by Lessor and Lessee.

It is as of now agreed between the Parties that the new index substituted for the index that was initially retained by the Parties may not lead to a reconsideration of the amount of the previous rent resulting from indexation, on the basis of the initially retained index, until the actual application of the new index, except in the case when such index substitution would result in the inapplicability of the initially selected index by the Parties pursuant to the Lease, given the public monetary system. In such a case, the new applicable index resulting from this provision shall be simply substituted for the initially selected index for the period during which the indexation based on the initially selected index would be subject to reconsideration.

CG. 5.4.	While waiting for the Expert’s decision, Lessee may not postpone payment and must pay, on a provisional basis, upon presentation of invoice, an amount equal to the amount previously paid, with an adjustment being made retroactively on the effective date of the indexation.

CG. 5.5.	The non-application by Lessor of this indexation provision, notwithstanding the variation of the reference index, may not in any case be considered as an implicit waiver of such provision.

CG. 5.6.	Pursuant to the Parties’ common intent, the stipulations of this Article CG.5. are divisible, such that if one of them becomes inapplicable, for any reason whatsoever, the others shall remain in effect and applicable between the Parties.

CG. 5.7.	Notwithstanding the above-mentioned indexation provision, the Parties retain the right to have the rent revised pursuant to the public provisions of Articles L.145-37, L.145-38, and L.145-39 of the Code of Commerce.

CG.6.	RENEWAL RENT

CG. 6.1.	Setting of the renewal rent at market rental value

In case of Lease renewal, the Parties expressly agree that the rent of the renewed lease shall be set at the market rental value, as defined below (the “Market Rental Value”), in accordance with all the provisions of Article L.145-34 of the Code of Commerce.

The above-mentioned Market Rental Value shall be calculated exclusively by comparison with market rents, i.e.:

-	The prices freely agreed upon by lessors and lessees upon the lease of new premises, excluding any concept of amicable or judicial renewal, during the three (3) years preceding the effective date of renewal of the Lease,

-	For real estate assets comparable to the Leased Premises, i.e. buildings of the same nature, located in a nearby site, allowing the operation of an activity under the same ICPE designations as those of the Authorization to Operate, presenting the same characteristics as those of the Leased Premises, the same standard of quality, construction, technical equipment, functionality, space utilization, modernity, and the same public services, the same availability of public transportation, and in the same field of activity, except with corrections if these elements happened to be absent, by means of other criteria of reference, on condition, however, that they are comparable.

Work performed by Lessee, whatever its nature, and even if it concerns the adaptation of the leased premises to their contractual usage, or the compliance with regulations, shall also be considered for determining the rental value, upon renewal of the lease during which the work will have been performed (including work performed before the expiration of the Lease and not accessed by Lessor before the expiration of the Lease, as recalled in Part 1 of this document) by derogation to the provisions of Article R.145-8 of the Code of Commerce.

However, the Parties agree that, upon first renewal following the expiration of the current Lease, [_____].

The above-mentioned conventional ceiling shall be applied to all consecutive renewals upon expiration of the current Lease.

CG. 6.2.	Determination of the Market Rental Value

The first Party to act shall inform the other Party, by registered letter with return receipt requested, of its intention to have the Market Rental Value determined (the “Notification”) by indicating the contact details of the expert it has selected (“Expert 1”) from the property appraisal companies shown below (the “List of Experts”): experts listed as members of AFREXIM (French Association of Property Appraisal Companies), the President and/or a former President of the Company of Experts estimators of business capital, eviction compensation, and rental values, before the Court of Appeal of the area where the Leased Premises are located, or any expert specialized in real estate and rental value estimates on the list of the Court of Cassation.

The Notified Party shall, within fifteen (15) business days following receipt of the Notification, by registered letter with return receipt requested, provide the contact details of the expert (other than Expert 1) it has selected from the List of Experts (“Expert 2”). In the absence of an answer within the above-mentioned period, Expert 2 shall be designated by the President of the High Court of the area where the Leased Premises are located, ruling in summary proceedings upon the request of the notifying Party, by means of a decision not subject to appeal.

As soon as possible after Notification, Expert 1 and Expert 2 shall:

-	Estimate the Market Rental Value, according to the definition provided above;

-	Notify each other, and the parties, of their estimates.

In the event of a difference of less than 10% between the Expert 1 and Expert 2 estimates, the Parties expressly agree, without possibility of appeal, to retain the higher estimate as the Market Rental Value.

In the event that the difference between the Expert 1 and Expert 2 estimates is equal to or higher than 10%, Experts 1 and 2 shall select, by joint agreement, within a reasonable period, a third expert from the List of Experts, other than those already selected (“Expert 3”).

If an Expert 3 is not designated within such a period, the first Party to act may request the President of the High Court of the area where the Leased Premises are located, ruling in summary proceedings, by decision not subject to appeal, to designate Expert 3.

Expert 3 must accept or refuse his or her mission within eight (8) business days after notification of his or her designation. In case of refusal, he or she may be replaced by another expert selected from the above-mentioned List by simple summary decree issued by the President of the High Court of the area where the Leased Premises are located, ruling in summary proceedings, by decision not subject to appeal.

Expert 3 shall:

-	Provide his or her opinion concerning the Market Rental Value, according to the above-mentioned definition, taking into account the estimates provided by Expert 1 and Expert 2,

-	Issue his or her decision as soon as possible following notification of his or her designation.

The Parties expressly agree, without possibility of appeal, to retain as Market Rental Value the average between the estimate provided by Expert 3 and the higher of the estimates proposed by Expert 1 and Expert 2.

The Parties shall provide to each expert the information required for performing their assignment.

Each Party shall assume the fees and expenses of its expert (including an expert judicially designated), those of Expert 3 being assumed equally by each Parties.

This Article does not affect the right of Lessor to refuse the renewal of the Lease, or the right of Lessee to terminate the Lease.

CG.7.	SECURITY DEPOSIT

As caution and guarantee of performance related to the obligations of any nature resulting from this Lease, and to be assumed by Lessee, and in particular as caution and guarantee of timely payment of rents, reimbursable charges and taxes, occupancy allowances, charges, work, penalties, compensations, without limitation, Lessee shall pay to Lessor upon the Effective Date [_____].

This amount paid as security deposit shall be increased or decreased at the same time and in the same proportions as the rent, each time said rent is subject to indexation or modification, the difference being paid with the first modified amount, [_____].

Lessor shall have the option at any time to use without further formalities all or part of the security deposit for the compensatory payment of amounts due pursuant to this Lease and to its renewals, if any. In this event, Lessee will need to replenish said security deposit, in its totality, upon first request from Lessor, subject to the application of the termination clause, at Lessor’s discretion.

Such amount will be retained by Lessor for the entire duration of the Lease and its renewals, and shall be reimbursed to Lessee upon termination of occupancy, following Lessee’s move, return of the keys, and performance of any restoration of the Leased Premises, including the deduction of any amount owed to Lessor for any reason.

Such amount shall be retained by Lessor in lieu of damages, without prejudice of any other amounts, in the event of termination of this Lease because of non-performance by Lessee of any of Lessee’s obligations.

This security deposit shall not be interest-bearing for the benefit of Lessee.

In no event will Lessee have the right to pay the last rent and charges by using the security deposit.

If the Leased Premises must be sold, the amount of the security deposit retained by Lessor shall be transferred to the new lessor upon simple notification sent to Lessee. Lessee shall expressly acknowledge the transfer, such that Lessee may not file any reimbursement claim for the security deposit against Lessor, Lessee’s credit for restitution of the security deposit, if any, being then retained against the new lessor.

CG.8.	SUPPLEMENTARY RENT CHARGES

CG. 8.1.	Charges

CG. 8.1.1.	As an essential condition of the Lease, without which Lessor would not sign the contract, it is expressly agreed that the rent is considered to be net of all charges, levies, and taxes assumed by Lessor, for the Leased Premises, except (i) expenses pursuant to Article R145-35 of the Code of Commerce, which must necessarily be assumed by Lessor, and (ii) compliance work that is not related to Lessee’s Specific Activity as defined below.

CG. 8.1.2.	Lessor shall continue to assume the following charges:

-	Expenses concerning major repair work as mentioned in Article 606 of the Civil Code, as well as fees related to the performance of the work;

-	Expenses concerning work performed in order to correct wear and tear, if such work is part of the major repair work pursuant to Article 606 of the Civil Code;

-	Expenses concerning work performed to ensure that the Leased Premises comply with the regulations, if such work is not related to the Specific Activity or if it is part of the major repair work pursuant to Article 606 of the Civil Code;

-	Fees for the management of rental amounts concerning the Leased Premises.

-	unless

-	The above-mentioned work results from problems caused by the action of Lessee, or Lessee’s employees, service providers, suppliers, visitors, or customers. In that case, the cost of such work or replacement shall be assumed by Lessee, notwithstanding the above.

-	The above-mentioned compliance work is related to Lessee’s development work. In that case, the cost of such work or replacement shall be assumed by Lessee, even if they are not related to Lessee’s Specific Activity.

CG. 8.1.3.

Consequently, Lessee shall fully assume, as of the Effective Date, all charges including tax, all levies and taxes of any nature, related to the Leased Premises (including those related to their exterior, approaches, and equipment), with the sole exception of the above-mentioned charges and expenses for which Lessor is responsible.

The detailed inventory of the various categories of charges, levies, taxes, and fees thus assumed by Lessee is attached to this document (Appendix 19).

As the case may be, expenses pursuant to this Appendix shall be assumed directly by Lessee, as part of Lessee’s operation of the Leased Premises and Lessee’s obligation of maintenance, as also recalled in the Lease, or indirectly by advance payment or reimbursement to Lessor when the latter continues as manager, pursuant to the general charges related to the Leased Premises.

It is specified herein that the listings shown in said Appendix are provided in detail solely in order to illustrate the categories of charges to be assumed by Lessee; they may not be deemed to provide a comprehensive and unalterable list of installations within the building or services related to them, nor, on the other hand, do they constitute for Lessor any obligation to install said equipment, nor ensure that the building shall be provided with said services if these are not planned.

The inventory of charges presented in said Appendix is subject to modification as a function of changes in the regulations or requests submitted by Lessee.

CG.9.	VAT

Because Lessor, pursuant to Article 260-2b° of the General Code of Taxation, selected the payment of the VAT, the rent and supplementary rental charges shall be increased by the VAT at the existing rate at the time of invoicing.

If Lessee is not subject to the VAT, Lessee expressly agrees to this option and consequently accepts that the VAT will be invoiced in addition to the rent and its supplementary charges.

If there is a change of regulations, resulting in the termination of the election to choose to apply the VAT to the Lease, which is imposed on Lessor, the Parties shall jointly agree that the rent shall allow for the payment of the leasing fee, or any other fee or levy that replaces it or is substituted to it, which shall be assumed by Lessee, similarly to the additional tax on leasing fee that Lessee pledges to reimburse to Lessor, if the leased premises are subject to it.

Lessee shall inform Lessor of the following:

-	Lessee’s intra-community VAT number,

-	Lessee’s linked tax center.

CG.10.	PAYMENT METHODS FOR THE RENT AND ITS SUPPLEMENTAL CHARGES

Lessee is obligated to pay to Lessor the rent and its supplemental charges in four equal payments, and in advance, on the first of January, April, July, and October of each year, and for the first time upon the Effective Date of the Lease, at the prorata temporis of the current calendar quarter.

Payments shall be made to Lessor or to a representative designated by Lessor, by bank transfer to the account designated by Lessor.

Rent invoices shall be sent to Lessee at the address of Lessee’s headquarters at least thirty (30) calendar days before each due date.

In case of non-payment upon the due date of the rent owed by Lessee, or of any other amount owed pursuant to the Lease, which has not been paid within the required deadline, all amounts due shall produce by right, and after sending to Lessee a formal claim by registered letter, with return receipt requested, which remains unsuccessful for a period of five (5) business days following its receipt, interests at the effective legal rate in France on the date of payability of the amount(s) due, increased by 300 basis points, without the rate becoming negative (hereinafter, the “Late Interests”), all such amounts being invoiced with VAT, with said increase not subjected to a settlement period, starting on the due date and lasting until their payment.

In the event that the non-payment exceeds twenty (20) calendar days, starting on the scheduled due date, a formal claim shall be sent by Lessor to Lessee by registered letter with return receipt requested, according to which all amounts currently payable will be increased globally, by right, by a penalty of 10%, increased by the VAT, in addition to the Late Interests, without prejudice of the application of the termination clause provided in Article CG.13 below. Any month that has started shall be considered a full month.

Late payments following three due date notification, whether or not consecutive, shall constitute a serious and legitimate reason for non-renewal of the Lease.

CG.11.	CHARGES AND GENERAL CONDITIONS

The Lease is further agreed upon pursuant to the following limiting conditions:

CG. 11.1.	Furnishing

Once Lessee’s development work, if any, is completed, Lessee shall maintain the Lease Premises continuously furnished during the entire duration of the Lease, with furniture, equipment and/or goods, in sufficient quantity and value to cover the rent payments and the performance of this Lease.

CG. 11.2.	Lessee’s Work

CG. 11.2.1. Lessee accepts with full knowledge the Leased Premises in the conditions that they will have upon the Effective Date of the Lease, to the extent that Lessee has occupied them from the start. The minutes of the taking of possession shall be established between the Parties on the date of availability of Section 6, which shall evidence the conditions of the premises upon entry, pursuant to Article CP. 8, concerning Section 6.

CG. 11.2.2. In the Leased Premises, Lessee may not perform any construction work or work related to the structure of the slab, the stability and/or the structural shell and/or the safety and/or the equipment and/or the operation of the Leased Premises and/or the building, or any work that might change the intended usage of the Leased Premises, or any change in distribution that would affect the fire walls or doors or technical installations without Lessor’s express written agreement, except for compliance work that would be required by the regulations or by an injunction issued by the authorities.

Lessee shall send to Lessor, prior to any implementation of work subject to Lessor’s initial authorization, by registered letter with return receipt requested or sent against receipt, a request for authorization together with a documentation including:

● The detailed description of the anticipated work and equipment (written and layout documentation) prepared by a project manager,

● An implementation schedule for the work, prepared by a project manager,

● The documentation of the request for authorization, if needed (work statement, request for building and/or demolition permit, etc.),

● The list of companies that shall participate in the implementation of the subject work,

● The proof of construction insurance coverage as the developer of the work (damage insurance of the project, with coverage extension including a warranty for the good working order of the materiel, consequential losses and damages to existing work, in appropriate amounts; all-risk builder’s insurance concerning the totality of the work and including an extension of coverage for damages to preexisting structures as well as civil liability of Lessor or Lessee for damages caused by third parties because of performance of the work, in appropriate amounts, etc.) and liability insurance concerning the work to be performed, covering Lessee and the parties assigned to the site (in particular, a civil ten-year liability coverage), with indication of the guarantee ceilings for all coverages.

● A written report issued by the known controlling office that will confirm that the work does not affect the stability of the Leased Premises and/or the building and its structures, and that, as a consequence, it can be performed without drawback or risk. Lessee’s controlling office will perform at a minimum the studies and the monitoring of the following services: stability of the existing and new work, personnel safety, conformance of all electrical, air conditioning and other installations. The report shall also specify the consequences of the planned work concerning the two-year and ten-year existing guarantees, if any, given in particular the previous work performed by Lessee pursuant to the Lease. Lessee shall have no remedy against Lessor if these guarantees are affected by the planned work.

Lessor shall notify its response to Lessee and, as the case may be, the response of the architect of the Leased Premises, technically justified, within one (1) month maximum from the date of the notification mentioned above. Failing a response within this period, Lessor shall be deemed to have rejected Lessee’s work project.

In the event that an authorization is granted, Lessor may require that the work be performed under the control of an architect and/or a controlling office selected jointly by the Parties and/or any person skilled in the art.

The fees of the required architect and/or controlling office and/or person skilled in the art shall be assumed by Lessee.

In the event it is granted, Lessor’s authorization may in no event engage Lessor’s responsibility concerning work performed by Lessee in Leased Premises.

CG. 11.2.3. Before the start of Lessee’s work (and after Lessor’s prior authorization, as the case may be), Lessee shall assume personal responsibility for filing, at Lessee’s expense, in Lessee’s own behalf, and for obtaining all administrative authorizations that may be required for the performance of the work (and the usual formalities that allow to ensure before the start of the work that they are free of any appeal), all certifications, studies, and authorizations of any kind that may be necessary for the performance of the work (agencies, architects, surroundings, etc.) as well as for paying all taxes and contributions related to said authorizations.

Lessor may not incur any liability in the event of refusal of delay in obtaining these authorizations, as well as in the payment of the above-mentioned taxes and contributions..

CG. 11.2.4. In case of work subjected to prior authorization, and after the performance of the work, Lessee shall forward to the architect of the Leased Premises any documents enabling to verify the conformance of the work performed to the project initially submitted to Lessor.

In all cases, and even for work that does not require Lessor’s prior authorization, Lessee shall keep Lessor informed of the progress of the work and shall submit to Lessor, as soon as possible after completion of said work, updated layouts for the Leased Premises.

CG. 11.2.5. Subject to the conditions provided in this Article CG. 11.2, Lessee shall be authorized to file all administrative proceedings (including all requests for building and/or demolition permits) and all preventative summary proceedings as of the date at which Lessee will have obtained Lessor’s agreement for the performance of the work in the Leased Premises. Lessor shall then sign any documents required to this end.

CG. 11.2.6. Lessee must have the work performed by duly qualified, bonded, and experienced companies.

CG. 11.2.7. In no event will Lessee use for said work polluting or toxic materials, or materials that might damage the environment.

CG. 11.2.8. Lessee is forbidden to perform any installation that may hinder access to fan coil units, air conditioning installations, manholes, drainage traps, shut-off valves and meters, piping, or any other installation that might be present in the Leased Premises.

CG. 11.2.9. In the event that it is required by the nature and the importance of the work, Lessee pledges to purchase before the start of the work the following insurance policies:

a)	A “structural damage” policy that guarantees prior financing of repairs for damages that affect the liability of the builders, pursuant to Articles 1792 et seq. of the Civil Code, and in accordance with Article L.242-1 of the Code of Insurance;

b)	A “non-implementer builder” policy as required pursuant to Article L.242-2 of the Code of Insurance;

c)	A “civil liability” policy that guarantees the consequences of the civil liability being assumed as developer, resulting from damages caused to third parties because of such work;

d)	An “all-risk builder’s” policy that guarantees material damages to the work being implemented. The latter shall be purchased jointly for all parties assigned to the site and include an appeal waiver provision against them. Similarly, it must include a rider concerning “damages to existing work” to guarantee without determination of liability all damages caused to the Leased Premises during the performance of the work.

e)	Pursuant to these policies, Lessee is solely responsible for paying the corresponding premiums and for paying any deductibles, as well as for assuming any consequences resulting from the clauses of non-guarantees or of exclusion.

To the extent that Lessee’s work would result in payment by Lessor of additional insurance premiums, these would be re-invoiced to Lessee.

CG. 11.2.10. For the performance of the work, Lessee must comply with industrial standards and legal and regulatory provisions, assume personal responsibility for filing any declaration and/or for obtaining any required administrative authorization for implementing the work, and pay all taxes related to such authorizations (in particular, the local equipment tax, if any), such that Lessor is never subjected to investigation or questioning.

CG. 11.2.11. All fittings, installations, improvements, or beautifications performed by Lessee, which are related to the building, shall become Lessor’s property upon termination of occupancy for any reason (including judicial termination), without compensation for Lessee. Lessor shall also have the option to require from Lessee the complete or partial return of the Leased Premises to their original condition, without any compensation owed to Lessee.

CG. 11.2.12. Notwithstanding the above, Lessee may retake possession of the computer and security equipment items (cameras, etc.) if Lessee performs the reconditioning work that would be required in this case.

CG. 11.3.	Maintenance - Repairs

CG. 11.3.1. Throughout the duration of the Lease and its renewals, Lessee shall maintain the Leased Premises, as well as the fittings, installations, improvements, and beautifications performed by Lessee, and which are related to the building, in a satisfactory state of maintenance and repair, except for work mentioned in Article CG. 8.1.2 for which Lessor remains responsible. With the specification made herein that the slab is part of the structure and consequently subject to the provisions of Article CG 8.1.2, Lessee shall nevertheless ensure the maintenance and repair of the screed that makes up the finish of the slab and constitutes the support of the cladding.

CG. 11.3.2. In particular, Lessee shall ensure the maintenance, repair, and/or replacement, if needed, of all items related to the installations intended for Lessee’s personal use, as well as, in particular, the equipment, fastenings and locks of windows, doors and shutters, glass and panes. In particular, Lessee shall maintain the floors and floor coverings of the logistics units in a satisfactory state, and correct any defect. More generally, Lessee shall assume responsibility for the repair of deteriorations concerning the Leased Premises, whether they are caused by Lessee or by a third party, which may or may not be identified. Any replacement must be performed using an identical item, except with previous express and written agreement of Lessor.

CG. 11.3.3. Throughout the duration of the Lease, Lessee shall assume personal responsibility for performing, at Lessee’s expense, the work required to maintain the Leased Premises in compliance with all existing regulations and related to Lessee’s activities in the Leased Premises, with the sole exception of work pursuant to Article CG. 8.1.2 for which Lessor is responsible.

CG. 11.3.4. Lessee pledges to comply with any regulatory change applicable to Lessee’s activities, and to strictly respect and implement at Lessee’s sole expense all compliance requirements or others that would be imposed by any agency authority concerning the regulations governing the classified installations (DREAL, etc.) which are directly and exclusively related to Lessee’s activities in the Leased Premises as of the Effective Date of the Lease and until the expiration of the Lease and of its successive renewals, regardless of the manner in which such requirements are imposed, and to perform at Lessee’s expense all required work, with the sole exception of the work pursuant to Article CG. 8.1.2 for which Lessor is responsible.

CG. 11.3.5. Lessee shall conclude maintenance contracts required for fulfilling Lessee’s obligations and shall maintain them current throughout the duration of the Lease. In the event that Lessor concludes such a maintenance contract, Lessor will provide such information to Lessee. In this event, Lessee shall reimburse to Lessor all expenses resulting from maintenance contracts concluded by Lessor.

Lessee shall conclude with licensed entities verification contracts for the equipment, electrical installations, fire extinguishers, fire hydrants, and heating devices, and shall comply with the recommendations of such entities. Lessee shall ensure the performance of all regular safety checks concerning all installations, and shall provide to Lessor, upon Lessor’s first request, proof that all contracts required or useful for the technical management of the building have been concluded with qualified companies, that the conditions of warranty of the various builders or installers are being followed, and that such checks are being performed. In the event of a verified deficiency, and following a formal claim forwarded to Lessee by registered letter with return receipt requested, which has remained unanswered for more than fifteen (15) calendar days, Lessor may designate a licensed inspection body and undertake such checks, at Lessee’s expense.

In addition, Lessee shall subscribe to Prévention et Conseil Incendie AP [Fire Prevention and Advice AP] with an organization licensed by APSAD (Plenary Assembly of Damage Insurance Companies) and pledges to follow the steps recommended by such organization for compliance with fire safety standards concerning the installations provided by Lessor. Similarly, Lessee pledges to follow (i) APSAD rules governing the conditions of storage and operation of premises equipped with sprinklers, and (ii) APSAD rules governing fire hydrant or portable extinguisher installations.

Further, in the event that Lessee desires conditions of storage or storage of specific items that are different from those accepted by APSAD rules concerning sprinklers, and if, because of this, it becomes necessary to modify or extend the sprinkler installation to take it into account, Lessee pledges to reimburse to Lessor all costs borne by Lessor for the modification or the extension of the system.

Lessee shall submit every year to Lessor the list of maintenance contracts that have been concluded, the reports of the regular actions from the providers in charge of such maintenance, as well as the reports of the appropriate safety committee.

In addition, Lessee shall assume responsibility, at Lessee’s expense, upon Lessee’s departure, to terminate all contracts concluded pursuant to this Article.

CG. 11.3.6. GEMFI Company, the initial Lessor, has provided to Lessee during the Initial Lease a copy of the DIUO drafted upon completion of the Initial Leased Premises, as acknowledged by Lessee. Lessor pledges to provide to Lessee a copy of the DIUO drafted upon completion of Section 6.

Lessee shall strictly comply with all of these requirements.

CG. 11.3.7. Lessee shall maintain all sectional doors and shall assume the costs of all damages to which this equipment is subjected.

CG. 11.3.8. Lessee agrees that, failing Lessee’s performance of all maintenance, repair, and replacement work for which Lessee is responsible, pursuant to what has been agreed in this Article CG. 11.3, thirty (30) calendar days after having sent a registered letter with return receipt requested that has remained unanswered, Lessor will have said work performed in Lessee’s place, with Lessee pledging to reimburse the effective costs of said work, including all related fees and expenses, within fifteen (15) calendar days from the date of the statement sent to Lessee by Lessor, without prejudice of any renovation costs and claims for damages due to the failure to comply with the requirement of this Article, and without prejudice of the application of the termination clause stipulated in Article CG.13. In case of emergency or danger, it is agreed that the above-mentioned period of thirty (30) calendar days shall be waived for Lessor, and that Lessor will provide reasonable advance notice given the recognized emergency or danger.

CG. 11.3.9. In no event may Lessee do anything or cause to do anything that might deteriorate the Leased Premises. Lessee must notify Lessor immediately of any damage to the property as well as any degradation or deterioration that occurs in the Leased Premises, and of which Lessee is aware.

CG. 11.3.10. Lessee must also inform Lessor of all work performed in the Leased Premises, for which it is responsible and of which it is aware, and in particular all work indicated as such in the reports drafted upon Lessee’s request pursuant to Lessee’s maintenance and regulatory compliance requirements. In all cases when it becomes mandatory to enter the Leased Premises because of damage that seems to originate in the Leased Premises, Lessor or the Manager or the technical representative for the Leased Premises are hereby authorized to enter the Leased Premises, with the sole obligation to notify Lessee as soon as possible.

CG. 11.3.11. Any costs for work or repair related to the application of the above-mentioned guarantees or insurances and actually reimbursed, may not be re-invoiced to Lessee.

CG. 11.3.12. Lessee shall take all precautions in order to avoid the freezing of any devices, ducts, and pipes.

CG. 11.3.13. Lessee shall assume responsibility for all repair work related to the Leased Premises that Lessor was compelled to have performed by necessity, either because of non-performance of said repair work for which Lessee is responsible pursuant to this Article CG. 11.3, or because of the deteriorations resulting from Lessee’s actions, or the actions of Lessee’s personnel or visitors.

CG. 11.4.	Lessor’s Work

CG. 11.4.1. Lessee shall support, without seeking any compensation or rent reduction, all repair and work that Lessor is compelled to have performed in the Leased Premises, regardless of the nature or the duration of the work, even if such duration would exceed twenty-one days, notwithstanding the provisions of Article 1724 of the Civil Code. Such work belongs to one of the categories listed below:

(i)	Work performed in order to correct a situation that might affect the safety of goods and personnel within the Rental Premises

(ii)	Work for the purpose of restoring an operation hindered within the Leased Premises

(iii)	All work of repair, improvement, rebuilding, lifting, alteration, expansion, and other not resulting from Lessee’s request,

Nevertheless, in such a case, Lessor pledges to perform Lessor’s best efforts in order to limit the work duration and its inconvenience to Lessee, and/or to any occupant under Lessee’s authority, and to conduct discussions with Lessee in order to determine the conditions of performance (in particular, the schedule) of the work. To this end, Lessor will:

-	Provide prior notice to Lessee of the schedule being considered at least one (1) month before the start of the work, except in an emergency,

-	Create a work schedule following prior discussions with Lessee and the occupants under Lessee’s authority,

-	Ensure that Lessor’s work hinder as little as possible the activities of Lessee and/or of the occupants under Lessee’s authority (definition of specific work zones),

Lessee shall remove at Lessee’s expense and without delay all casings, signs, setups, and ornaments, as well as all installations that Lessee’s may have performed and the removal of which will be useful for the detection and repair of any leaks, cracks in ducts and conduits, in particular following a fire or a leakage, for any restoration and, generally, for the performance of the work.

However, for any emergency work that would affect the safety of goods and personnel within the Leased Premises, Lessor pledges to:

-	(i) Appoint an expert within 48 hours from the time when Lessor becomes aware of the damages

-	(ii) Expedite repairs as quickly as possible

-	Failing any reaction from Lessor within 48 hours, and following a request that has remained unanswered for 24 hours after the forwarding of repair estimates, Lessee is authorized to perform directly the repairs, subject to the following cumulative conditions, within the limit of the amount of € 10,000 excluding tax:

-	Estimates must necessarily be issued by companies that have performed the initial work or the existing installations, in order to ensure the application of any warranties.

-	Before any work, a bailiff’s report must be established, as a precautionary measure, in order to determine the condition of the subject structures before starting said work.

CG. 11.4.2. Pursuant to Article L. 145-40-2 of the Code of Commerce, Lessor has provided in Appendix 18, and shall provide to Lessee every three (3) years, an estimate of the work that Lessor is considering, together with the corresponding budget, while recalling all work performed during the last three (3) fiscal years as well as their costs.

It is specified that the estimates provided in this Article will be communicated to Lessee solely for Lessee’s information. Consequently, Lessee may not use them for other purposes, and in particular in order to require that Lessor perform the work mentioned in such estimates.

Lessor will remain free to perform or not to perform said work, to postpone their performance or to cancel it. Lessor may also modify them or perform them according to financial conditions that are different from those mentioned in the budget estimate, while providing such information to Lessee.

Lessor must perform any additional work required due to an emergency or the good operational state of the building.

CG. 11.5.	Various subscriptions

Lessee shall:

-	Contract at Lessee’s expense and in Lessee’s name all subscriptions required by providers of energy and telecommunication, and more generally for any fluids necessary for performing Lessee’s activity,

-	Pay directly to the appropriate service providers the amounts of corresponding subscriptions, taxes, and consumption, as well as connections, if any, and all termination expenses.

-	If, contrary to all probability, Lessor was compelled to pay for certain expenses on behalf of Lessee, the latter pledges to reimburse Lessor upon first request.

CG. 11.6.	Floors - Elevators - Walls

Subject to repair and damages at Lessee’s expense, Lessee may not subject walls and floors to a load higher than their resistance. In case of doubt, Lessee must verify the authorized load with the architect of the Leased Premises. Similarly, Lessee shall be careful not to overcharge elevators (including freight elevators), if present, and not to damage the cabs.

CG. 11.7.	Panels and signs

Lessee may place any panels and illuminated signs, or other, including, without limitation, any awning and/or banner, protruding or not, subject to obtaining any required authorization, to complying with easements applicable to Leased Premises, at Lessee’s own risks, and to guaranteeing Lessor against any claims due to the installation or presence of said panels or signs. In addition, Lessee must ensure that fixations are compatible with loads and constraints that may result from weather conditions, and that the system recommended by the architect of the Leased Premises is validated.

Lessee shall proceed with the removal of any panels and signs upon termination of occupancy, and with the restoration work that might be required, at Lessee’s exclusive expense.

CG. 11.8.	Use of devices and other equipment

Lessee must not use slow combustion devices or devices generating toxic gases, except equipment to be used for pallet wrapping, and more generally any dangerous device. Lessor cannot be held responsible for the material and bodily damages that may result.

Lessee may not use devices that may be heard outside of the Leased Premises, or that may disturb the vicinity.

Lessee shall assume personal responsibility, without filing claims against Lessor, if a radio, television set or other is used, for the elimination of noises or interferences that disturb Lessee’s own reception.

Lessee shall assume personal responsibility, at Lessee’s own risk and expense, for any claim from a neighbor or a third party, in particular for noises, sparks, heat, interferences, vibrations.

CG. 11.9.	Storage

Lessee shall not store or accumulate within the Leased Premises any gas or combustible or toxic material, and more generally any hazardous material other than the products subject to the Authorization to Operate, and in the conditions required by the latter and by the regulations applicable to the installations classified for environmental protection, as indicated below in Article CG. 11.14.

CG. 11.10.	Visit of premises – Move out

CG. 11.10.1. Subject to a prior notice of at least forty-eight (48) hours in writing, except in an emergency, Lessee must permit at all times access to the Leased Premises to Lessor, Lessor’s representatives and contractors, in order to visit and verify the condition of the Leased Premises: also in order to perform repairs and maintenance at Lessee’s expense and risk if the latter did not comply with its obligations pursuant to Article CG. 11.3 above, in accordance with the provisions of Article CG. 11.3.8 above. Lessor, Lessor’s representatives and contractors must strictly comply with the safety guidelines issued by Lessee.

CG. 11.10.2. Subject to the provisions of Article CG. 11.10.1 above, as soon as the authorization is given, and at least during the last six (6) months of occupancy of the Lease or its renewals, and also in case of sale offering of the Leased Premises (entirely or partially), Lessee must permit their visits by the representative(s) of Lessor on any business day between 10:00 AM and 5:00 PM, and at any other time with the authorization of Lessee. Lessor shall have the right to place a panel indicating the rental or sale offering of all or part of the building.

CG. 11.10.3. Lessee must send notice of Lessee’s move at least one (1) month in advance in order to enable Lessor to files the legal declarations with the tax authorities.

CG. 11.11.	Various requirements

If such regulations exist, Lessee pledges to comply with the requirements of any regulations related to the joint ownership and/or the internal regulations of the Leased Premises.

CG. 11.12. Responsibility and remedy

Lessee expressly waives any right of remedy and of proceedings against Lessor, except in the event of Lessor’s misconduct or shortcoming:

i.	Because of the damages and/or the complete or partial destruction of Lessee’s furniture, equipment, and more generally any goods belonging to Lessee or held by it for any reason, and because of the prevention of occupancy and any other operating loss;

ii.	In the event of theft, attempted theft, any wrongful act, or any assault for which Lessee may be a victim in the Leased Premises, as Lessee must assume personal responsibility to ensure as Lessee deems appropriate the safeguarding and monitoring of the Leased Premises and its goods, as any services that may be provided within the Leased Premises cannot be substituted;

iii.	For any act based on Article 1719-3° of the Civil Code, concerning the perturbations of occupancy that may be caused by third parties by means of assault or other means; with the agreement that Lessor pledges, on this subject, to offer Lessor’s active support to Lessee in order to file any proceedings against third parties for the purpose of limiting as much as possible the hindrance suffered by Lessee;

iv.	In the event of expropriation in the public interest, the rights of Lessee being completely reserved against the expropriating party.

This list is not exhaustive.

CG. 11.13.	Hygiene and Safety

Lessee pledges to comply and ensure compliance by Lessee’s employees, providers, Operator, and suppliers, with all regulations and guidelines related to prevention, hygiene, and safety of the Leased Premises, including those that may result from any written instructions issued by the Manager of the Leased Premises, and/or Lessor, and/or any agencies.

In the event that Lessor requests the intervention of an outside company in the Leased Premises and, except for emergencies, Lessor shall inform Lessee, at least forty-eight (48) hours before any intervention, of the contact information of the intervening company/companies, so that Lessee may determine, in discussions with the companies and Lessor, what would be the prevention measures and. as the case may be, the prevention plan.

CG. 11.14.	Installations classified for Environmental Protection (ICPEs)

It is recalled that the Operator is, as of the date of signature of this document, the holder of the Authorization to Operate and that, pursuant to the requirements of Article CG. 11.17, it occupies the Leased Premises, as the sole logistical provider of Lessee, upon request by the latter.

Lessee, having been fully informed of the Authorization to Operate, states that all authorizations required by the existing laws and regulations on the Effective Date of the Lease, and in particular the ICPE regulations, concerning the performance of its activities and the usage of the Leased Premises, have been obtained.

Lessee declares that Lessee has the full knowledge of all provisions and requirements of the Authorization to Operate, as well as the environmental regulations applicable to Lessee’s activities, and is fully competent to determine their scope. To this end, Lessee waives automatically any remedy against Lessor.

CG. 11.14.1. The benefit of the Authorization to Operate thus granted to the Operator does not imply from Lessor, at the Effective Date of the Lease or during the Lease, any guarantee for obtaining future administrative authorizations that are required for the performance of said activities.

Consequently, Lessor may not be held responsible in case of refusal or delay in obtaining said authorizations.

CG. 11.14.2. Lessee pledges not to perform, and warrants that the Operator will not perform, any new activities subjected to authorization, declaration or registration, without first obtaining such authorization. Lessee shall provide to Lessor a photocopy of all documents showing the requests and the administrative authorizations obtained for performing its activity, and to request Lessor’s prior written agreement concerning the additional authorizations being sought. Lessee shall hold Lessor harmless against any penalties, any direct or indirect damages because of non-compliance with any Article of the Lease, without prejudice to Lessor for requiring the termination of the Lease as well as claim damages.

In addition, it is expressly agreed that, in the event of misconduct or negligence of Lessee or the Operator, if because of non-compliance to special regulations concerning Lessee’s Specific Activity or use of Leased Premises, the provisional or final closing of the Rental Premises or the suspension of the Authorization to Operate is ordered by the administration, such closing or suspension would not result in the termination of the Lease, nor in the reduction or elimination of the financial charges which Lessee is assuming pursuant to the Lease, without prejudice of Lessor’s right to terminate the leasing contract because of non-operation of the Leased Premises. Consequently, Lessee would remain responsible, throughout the duration of such closing, if any, for paying the rent, the charges and the supplementary charges provided in the Lease, as well as for complying with all conditions of the Lease.

CG. 11.14.3. Lessee is required to pay (or to reimburse) all amounts, fees, taxes, and other charges that would be claimed in exchange for maintaining the Authorization to Operate, and in particular in application of the tax and environmental regulations for using premises as warehouses, for all fees that are payable or that result from applicable requirements concerning hygiene, safety, and sanitation.

CG. 11.14.4. Lessee expressly pledges to comply with, and to have the Operator comply with, all of the prefectoral or regulatory requirements applicable to these ICPE, and in particular those of any prefectoral authorization to operate which Lessee holds and will hold, as well as all requirements of any future supplementary decrees.

Without prejudice of Lessee’s obligation to comply with the end use of the Leased Premises as stated in Article CP. 7, Lessee pledges to provide prior notice to Lessor (i) of any anticipation of an important change in the operation of the Leased Premises, and (ii) of any declaration and/or request for authorization that Lessee would wish to make, during the Lease, in application of the ICPE regulations.

In the absence of an express authorization by Lessor, Lessee and the Operator shall be required to operate the Leased Premises in accordance with the sections mentioned in the Authorization to Operate, and in particular with the authorized storage volume limits. Lessee shall be held responsible by Lessor for the expiration of the authorization granted for any section (except sections 2663-1 and 2663-2 concerning tires) that would be attributable to Lessee because of the non-operation of the Leased Premises or a portion thereof for such activities. To this end, Lessee and the Operator pledge to obtain again the authorizations required for the ICPE sections which would have thus become invalid, to ensure that the totality of the activities authorized pursuant to the Authorization to Operate and its supplementary or amended decrees, if any, be again authorized. it must be specified that the obsolescence of an ICPE section may in no event result in the loss of the entire Authorization to Operate, nor be related to section 1510.

CG. 11.14.5. Lessee shall assume responsibility for the administrative authorizations to be obtained so that Lessor will never be subject to investigation for them.

Lessee shall inform Lessor of the steps that Lessee or the Operator plan to follow along those lines, and will provide to Lessor along those lines the information brief and/or the receipt of declaration and/or the registration decree and/or the authorization decree so that Lessor may verify that said steps do not contravene the Authorization to Operate. If these steps proved to cause a serious alteration of the operational conditions authorized pursuant to the Authorization to Operate, one of the two following events will have to be determined:

-(i) In the case of an optimization of the Authorization to Operate, Lessee shall be responsible for simply informing Lessor on the basis of the above-mentioned elements;

- (ii) In the case of a deterioration of the Authorization to Operate, Lessor may refuse, with justification given, the implementation of said steps by Lessee.

If the administrative authorizations are not obtained, Lessee shall have no remedy against Lessor, and may not suspend or interrupt payment of the rent or of its supplementary charges, or any of its contractual obligations.

Failing the submittal of the filing receipt for the information brief, and/or the receipt of declaration, and/or the registration decree, and/or the authorization decree, to Lessor upon expiration of a period of thirty (30) calendar days, except for the month of August, from the date of receipt by Lessee of the above-mentioned documents, a late penalty of five hundred euros (€ 500), excluding tax, per calendar day shall be payable by Lessee to Lessor.

CG. 11.14.6. Lessee must ensure compliance of ICPE with all existing and future regulations, at Lessee’s exclusive expense, so that Lessor may never be subjected to an investigation concerning this (recalling, however, that Lessor will remain responsible for the performance of the work pursuant to Article CG. 8.1.2 and that because of this Lessee will ensure that Lessor is kept fully informed of the requirements and/or requests from the administration).

Lessee pledges to ensure the operation and maintenance of the ICPE so that the installation will not cause any disturbances to third parties. Lessee shall hold Lessor harmless of any related remedies claimed by third parties. Concerning the laws, regulations, ordinances, decrees or guidelines that enable a postponement of their application, Lessee pledges to comply with them within the required time period and, in any case, at the latest on the date when the occupancy of the Leased Premises is ended.

CG. 11.14.7. Lessee pledges that the Operator will declare without delay to the Inspection of ICPEs, and to inform Lessor as soon as it becomes aware, of any accident or incident occurring because of the operation of any classified installation, that may affect the interests mentioned in Article L.511-1 of the Code of the Environment, and more generally to forward to Lessor all of the correspondence that Lessee would obtain from the Operator, and that the latter will have exchanged with the competent administrative authorities during the entire duration of the Lease.

Similarly, in the case of a transfer of the Authorization to Operate to one of the Parties, the transferee Party will be required to declare without delay to the Inspection of ICPEs, and to inform the other Party as soon as it becomes aware, of any accident or incident occurring because of the operation of any classified installation, that may affect the interests mentioned in Article L.511-1 of the Code of the Environment, and more generally to forward to the other Party all of the correspondence that has been exchanged with the competent administrative authorities during the entire duration of the Lease.

CG. 11.14.8. It is expressly agreed by the Parties that, upon termination of the occupancy of the Leased Premises, the Parties shall be required to collaborate concerning the procedure of a change of operator for the benefit of Lessor and/or a future lessee of the Leased Premises, so that, in any case, the benefit of the authorization to operate will never be reconsidered.

Consequently, no notification of cessation of activities or any other decision concerning the operated ICPEs in the Leased Premises, as provided in the Code of the Environment, may take effect without the written express prior agreement of Lessor.

As the case may be, and subject to obtaining the above-mentioned prior written agreement from Lessor, Lessee pledges that the Operator will take all steps related to the cessation of activity of the ICPE with the administration, and will show such proof to Lessor. In the event that Lessor accepts the cessation of activity of said ICPE, Lessee must proceed with the removal of the ICPEs as well as any related restoration and decontamination work, all of which being in compliance with the documentation of cessation of activity approved by the administration.

CG. 11.15.	Ground contamination

The soils report is attached hereinafter in Appendix 12.

Lessee shall take, and shall ensure that the Operator takes, all necessary actions and shall comply with all actions required by law or by the existing regulations, in order to preserve the Leased Premises at all times against any kind of contamination.

If in any way, because of the actions or the failure to act of Lessee, Lessee’s employees, representatives or co-contractors, a contamination appears, Lessee shall be held responsible for it. In this case, Lessee shall perform all required work in order to eliminate the source of the contamination and all its consequences, on or in Lessor’s property, as well as on or in neighboring properties, and shall hold Lessor harmless.

To this end, Lessee pledges to inform Lessor as soon as a contamination that is attributable to Lessee is discovered, and to designate at Lessee’s expense a reputable expert, with Lessor’s prior approval, whose task shall be to study the nature and the extent of the contamination and the means to be implemented in order to eliminate its source and all its consequences.

A copy of the report shall be forwarded without delay by Lessee to Lessor. In addition, in the event that Lessor incurred charges of studies and verifications related to the planning of the corrective work to be performed, or to the verification of the work performed by Lessee, the latter pledges to reimburse Lessor for the full amount of such charges.

In any event, upon termination of occupancy of the Leased Premises, a contamination report shall be drafted by Lessee, at Lessee’s expense, in order to confirm the absence of contamination, by comparing it with the soils report of Appendix 12 and as indicated below in Article CG. 11.20. In the event that contamination related to Lessee’s activity is identified in said report, Lessee pledges to restore the site as indicated above.

If, after the discovery of contamination, negotiations must be initiated with the competent authorities or with third parties, Lessee shall be responsible for conducting such negotiations. However, Lessee must ensure that Lessor is fully and completely informed of the conduct of the negotiations and, upon Lessor’s request, that Lessor is associated with such negotiations.

The work intended to eliminate the sources of contamination attributable to Lessee, and to eliminate its consequences, shall be performed by Lessee, at Lessee’s sole expense and under the control of the above-mentioned expert. Lessee and the expert must inform Lessor regularly about the progress of the work.

At the end of Lessee’s work, the expert shall be tasked to verify that the sources of contamination have been eliminated and that all its consequences have been eliminated, to recommend additional work, and to monitor the implementation, as the case may be.

CG. 11.16.	Destruction of the Leased Premises

In the event of total destruction of the Leased Premises by fortuitous occurrence, and in the absence of a better agreement of the Parties, the Lease shall be by right terminated, without formalities and without compensation payable by Lessor to Lessee for any reason.

If the areas thus destroyed represent more than forty percent (40%) of the total area of the Leased Premises, or if such destruction makes unusable more than forty percent (40%) of the total area of the Premises, each Party may terminate the Lease, which will then be terminated by right, without any compensation paid to any Parties.

If the areas thus destroyed represent less than forty percent (40%) of the total area of the Leased Premises, or if such destruction makes unusable less than forty percent (40%) of the total area of the Leased Premises, or if the rebuilding of the destroyed areas is possible within a maximum time period of twenty-four (24) months from the date of the damage, solely by means of insurance payments, the Parties agree that the lease will not terminate, and that it will continue to be fully effective, expressly notwithstanding Article 1722 of the Civil Code.

Lessor shall engage its best efforts in order to achieve a rebuilding of the destroyed areas within a period of twenty-four (24) months from the date of the damage, with the understanding that in any event the rebuilding period may not exceed thirty (30) months from the date of the damage.

Lessee shall benefit from a reduction of the rent during the period of partial occupancy.

The computation of the rent reduction shall be done as a function of the destroyed or unusable area of the Leased Premises, by joint agreement between the Parties or, failing that, by an expert selected by the Parties.

If the Parties fail to designate such expert as soon as possible, and at most twenty (20) days after the date of the damage, such designation will be made upon the request of the first Party to act by the President of the High Court of the site of the Leased Premises, with the fees and expenses of such ordinance borne equally by the Parties. The same will apply for the fees of the expert thus selected or designated.

In the event that, for reasons not controlled by Lessor, the rebuilding of the destroyed areas of the Leased Premises is impossible within the above-mentioned period of twenty-four (24) months, Lessee may request the termination of the Lease without compensation, with the Lessor being insured against its loss of rent.

CG. 11.17.	Legal Warranties of Builders

Section 6 shall be covered by the legal warranties of the builders provided in Articles 1792 et seq. of the Civil Code, as a result of the work being performed. Consequently, Lessee shall inform Lessor, as soon as Lessee becomes aware of them, of any disruptions that Lessee would note in the premises, in the following conditions.

In order to enable Lessor to exercise Lessor’s rights pursuant to Articles 1792 et seq. of the Civil Code, Lessee shall notify Lessor, as soon as possible, by registered letter with return receipt requested or presented against receipt, of the following:

-	For a duration of one (1) year less fifteen days from the date of receipt of the work, all disruptions that would appear and of which Lessee would become aware (Article 1792-6 of the Civil Code;

-	For a duration of two (2) years after receipt of the work, all disruptions of which Lessee becomes aware and affecting the equipment other than those mentioned above (Article 1792-3 of the Civil Code);

-	For a duration of ten (10) years less 30 days from the date of receipt of the work, all disruptions of which Lessee becomes aware, that adversely affect the integrity of the building, or that affect one of the constituent parts or one of the pieces of equipment of said building and thus make it unfit for its intended use (Article 1792 of the Civil Code);

-	For a duration of ten (10) years less 30 days from the date of receipt of the work, all disruptions of which Lessee becomes aware, that affect the integrity of the equipment of a building which is an integrated part of the viability, structural foundation, framework, enclosure, or roofing (Article 1792 of the Civil Code);

Failing this, Lessee shall be personally responsible for reimbursing Lessor for the mount of direct or indirect damage suffered by Lessor because of the above-mentioned defects or disruptions, and in particular Lessee shall assume responsibility before Lessor for the non-declaration on a timely basis of said defects or disruptions to the above-mentioned builders and co-contractors.

In addition, Lessor restates that the Initial Leased Premises are warranted pursuant to the 10-year builder’s liability.

Consequently, and more generally, in the event of a defect, imperfection, damage, or loss appearing in the Initial Leased Premises or in Section 6, Lessee shall immediately inform Lessor as soon as he becomes aware thereof. To the extent that, because of their nature, said defects, imperfections, damages or losses could be covered pursuant to the above-mentioned warranties and/or insurance policies, Lessor pledges to act with due diligence in order to bring into play the liability of the builders and/or the above-mentioned insurance policies, within the required time frame, so that the defect, imperfection, damage, or loss may be covered and repaired, up to the limit of the maximum amount of insurance coverage, as soon as possible.

Finally, Lessee pledges as of now to allow free access of the Leased Premises to Lessor, the Developer, the architect and the contractors, as many times as required in order to perform the work of completion, to lift the reservations, to perform any adjustment or control, to perform the repair work in accordance with warranties applicable to Section 6 (including the warranty concerning obvious defects and compliance defects, the ten-year warranty, etc.) or required in order to obtain the certification of non-dispute of compliance, on condition that Lessee is notified at least forty-eight (48) hours in advance, and subject to Lessor, Developer, architect, expert contractors, checkers, and workers taking all required steps in order to disturb as little as possible Lessee’s activity.

CG. 11.18.	Insurance policies

CG. 11.18.1. Lessor’s insurance policy

Lessor shall warrant the financial consequences of the civil liability Lessor may incur as the owner of the Leased Premises.

Lessor shall also ensure fully the Leased Premises for their full reconstruction value, and in particular against loses due to fire, explosion, storm, and water damages.

The insurance shall extend to associated guarantees, including in particular the loss of rent for a minimum period of two (2) years and expert fees.

Lessor reserves the right to assume coverage for any other reasonable risks. All insurance policies shall be subjected to the terms and conditions, limitations and exclusions of the policies established by Lessor.

Insurance premiums concerning the above-mentioned multi-risk insurance and civil liability, and all additional premiums required because of Lessee or Lessee’s activity, thus paid by Lessor shall be fully reimbursed by Lessee.

CG. 11.18.2. Lessee’s insurance policy

a) Purchase of insurance policies

Lessee shall purchase the following policies:

•	Civil liability

Pursuant to the requirements of the Lease, Lessee is required to purchase all required insurance policies and provide proof of purchase as requested, at any time, by Lessor.

In particular, Lessee must purchase from insurance companies that are known to be solvent the insurance policies that fully cover Lessee’s liability due to the occupancy or the operation of the Leased Premises, which Lessee may incur by Lessee’s own actions or those of Lessee’s employees, as well as those of any person acting on Lessee’s behalf.

Lessee shall also purchase an insurance policy against the risks of accidental environment damage, including the costs of prevention.

Such guarantee shall include a minima the following list of guaranteed events:

-	Damage to the environment (including, without limitation, discharge, dispersion, release, or deposit of any solid, liquid, or gas substances propagated by the atmosphere, the soils or the waters; production of odors, noises, vibrations, variations of temperature, waves, radiations, rays that exceed the limits of common requirements in the vicinity),

-	Costs of decontamination of the soils (soils include soil, subsoil, and by extension surface waters and ground waters) because of damage to the environment,

-	And restoration of installations following damage to the environment.

In addition, in the event that Lessee is deemed to be personally responsible for damage to the environment by legal or administrative ruling with the authority of precedent, Lessee accepts to assume the financial consequences of any insurance defect or shortfall for risks related to environmental damage.

Deductibles indicated in these contracts may not be charged to Lessor.

•	Property damage insurance

Lessee pledges to purchase an insurance policy for Lessee’s property (equipment, sales goods, etc.) as well as for all immovable fittings, equipment, and installations owned or rented by Lessee against the following risks, among other things:

- Fire, explosions,

- Smoke damage,

- Lightning,

- Water damage,

- Glass breakage,

- Collisions by land vehicles,

- Crashes and/or collisions of aircraft, pieces of aircraft, or objects falling from them,

- Storms, hurricanes, hail,

- Natural disasters,

- Strikes, riots, popular movements, acts of vandalism, acts of terrorism and sabotage …

In particular, purchase coverage must include:

-	Replacement value of the Leased Premises,
-	Reimbursement of expert fees,
-	Liability for warehousing, storage, preservation or recovery expenses for movable assets located in the Leased Premises,
-	Compensation for any remedies of neighbors and third parties, and for Lessee’s liability coverage which, in the event of a loss originating in the Leased Premises and their installations, shall remain complete with respect to Lessor, deemed to be a third party, and
-	Compensation for all operational losses and additional operational expenses during the period of interruption of the operation of the Leased Premises resulting from any guaranteed events.

Such policies shall be contracted with insurance companies known to be solvent and in order to enable the identical replacement of assets belonging to Lessee (equipment, sales goods, etc.) as well as all immovable fittings, equipment, and installations owned or rented by Lessee, or their renovation and the reconstruction of the destroyed areas.

It is recalled that Lessor does not assume any obligations of monitoring or custody of the movable or immovable assets that may be located on Lessor’s property and, consequently, that Lessee shall assume personal responsibility for purchasing insurance policies that Lessee deems to be required.

b) Common provisions of insurance policies

•	Retention of policies and payment of premiums

Lessee shall assume sole responsibility for paying all corresponding insurance premiums and shall pay the full cost of deductions provided by the insurance policies Lessee has purchases.

Lessee shall show proof of such policies and of the payment of premiums upon request from Lessor.

In the event of a prior notice of termination or suspension, for any reason, of the insurance policies, or in the event of a sudden decision of termination by the insurers, Lessee must immediately inform Lessor thereof. Failing this, Lessee remains liable for all adverse consequences that may affect Lessor, or more generally affect any third parties.

In any case, Lessor shall take all useful measures, and in particular Lessor may pay the premiums and/or, in the event of an interruption of guarantees, Lessor may purchase the insurance policies on behalf of Lessee, from whom Lessor may pursue recovery according to any approved legal manner.

Consequently, uninsured events, deductions provided in the insurance contract, and forfeitures for non-compliance by Lessee’s of its obligations in case of loss, shall remain assumed by Lessee.

•	Declaration of loss and rebuilding

Lessee shall immediately declare to appropriate insurers any loss that would negatively affect the integrity, the enclosure, and the roofing of the building, or that would affect one of the constituent parts or one of the pieces of equipment of said building and thus make it unfit for its intended use. Lessee shall also provide such information to Lessor.

CG. 11.18.3. Waiver of reciprocal rights of recourse

Lessor waives, and ensures that Lessor’s insurers will waive, any right of recourse against Lessee and Lessee’s insurers in the event of a loss covered by the above-mentioned guarantees, except in the event of intentional or gross misconduct by Lessee.

For the sake of reciprocity, Lessee waives, and ensures that Lessee’s insurers will waive, any right of recourse against Lessor and Lessor’s insurers in the event of a loss covered by the above-mentioned guarantees, except in the event of intentional or gross misconduct by Lessor.

CG. 11.18.4. Verification by Parties

In order to ensure compliance with the preceding requirements, Lessee shall forward to Lessor, at the latest on the Effective Date, one or more insurance certificates issued by insurers, indicating the nature and amount of coverage purchased in according with the above-mentioned provisions.

Throughout the duration of the Lease, Lessee shall show proof, at any time upon request from Lessor, of payment of premiums, purchased coverage, and amounts insured.

Similarly, Lessor shall provide to Lessee, upon request from Lessee, proof of compliance with Lessor’s obligations pursuant to this insurance clause.

CG. 11.19. Transfer and subletting

Lessee is prohibited to transfer occupancy of the Leased Premises to anyone, and in any form, even temporarily or free or charge or on an interim basis.

CG. 11.19.1. Subletting

Lessee shall occupy by itself the Leased Premises and may not make all or part of the Leased premises available to anyone, in any form, and in particular subletting, lease-management, domiciliation (even temporarily or free or charge or on an interim basis), without prior written authorization from Lessor, under penalty of termination of the Lease in the conditions agreed upon below.

In the event that subletting is authorized, notwithstanding this Article, within the scope of the special conditions of the Lease, Lessor will be asked to agree to the subletting document, and Lessee shall remain solely responsible for paying the totality of the rents, fees, charges, and supplementary rent charges, to Lessor, and solely responsible for the compliance with the charges and conditions of the Lease, so that Lessor may only deal with one single tenant, holder of the Lease for the totality of the Leased Premises, as Lessor shall in no event establish a legal relationship with sub-lessees, if any.

The Leased Premises are an indivisible whole. Consequently, the sub-lessee(s) shall have no direct right with respect to Lessor, and in particular no right concerning renewal or any maintenance of the premises. Consequently, subletting shall be granted at Lessee’s own risk, Lessee pledging to assume personal responsibility for the eviction of any sub-lessee.

Lessee shall assume personal responsibility for the performance of development work (and in particular all work related to safety) and restoration of the Leased Premises following any subletting, and shall fully assume the costs thereof.

CG. 11.19.2. Transfer

Lessee may not transfer Lessee’s rights pursuant to this Lease, except with the prior written authorization of Lessor.

Nevertheless, Lessee may freely transfer Lessee’s rights to the lease to the purchaser of Lessee’s business capital, except if the latter cannot justify a financial ability and an activity that would allow it to fulfill the obligations related to this Lease.

Notwithstanding the above, lease transfers are authorized to a company directly or indirectly controlled by Lessee within the meaning of Article L.233-3 of the Code of Commerce (“Company that is part of the Group of the Lessee”), such company remaining authorized, as long as the transferee is incorporated under French law, with headquarters in France, and as long as Lessee provides at the same time to Lessor a joint and several guarantee issued by its group’s holding company, itself being incorporated under French law, which guarantees payment of twelve (12) months of rent (including VAT) for the entire duration of the Lease plus six (6) months, and also provides to Lessor proof of the transferee’s know-how and competence in operating the site of an ICPE.

Further, all those becoming successively transferees of the Lease as of this transfer shall remain responsible before Lessee, jointly among themselves and with Lessor, for payment of the rents and compliance with all clauses and provisions of the Lease, for a duration of three (3) years as of this transfer, pursuant to the provisions of Article L. 145-16-2 of the Code of Commerce.

In the above-mentioned case, if a guarantee has been set up, such guarantee shall be maintained (and extended as the case may be) in order to cover the above-mentioned obligation of joint guarantee.

In all cases, Lessee must notify Lessor by registered letter with return receipt requested at least two (2) months before the date scheduled for the signing of the transfer document of the business capital to which Lessor will be requested to agree. Such notification must include all information allowing the identification of the transferee, the document draft, the balance sheets and operations statements for the last three (3) fiscal years, and the documental proof of the transferee’s know-how and competence to operate the site of an ICPE.

No contribution or transfer may be implemented if rents or charges, taxes or levies of any nature are owed by Lessee. Prior to any action of contribution or transfer, Lessee must show proof of the full payment of all taxes and levies that Lessee owes because of the operation.

CG. 11.19.3. Property transfer of the Leased Premises

In the event of a property transfer concerning the Leased Premises, this Lease shall continue between Lessee and Lessor’s beneficiary.

CG. 11.20. Restitution of the Leased Premises

CG. 11.20.1. Before moving out, and prior to any removal, even a partial removal, of the furniture and equipment, Lessee must pay all rent and supplementary rent charges, and must show proof, by means of presenting paid invoices, of the payment of Lessee contributions, for previous years as well as for the current year.

CG. 11.20.2. Lessor shall, at the latest upon termination of occupancy (renewed as the case may be, or in the event of early termination of the Lease), return the Leased Premises in good repair, condition, and cleanliness, taking into account normal wear and tear of the Leased Premises and in accordance with its obligations pursuant to Article CG. 11.3, and free of any furniture and installations.

The above-mentioned requirement of restoration shall include in particular, if such has to be specified, the removal of racks, mechanical lines and installations of this type, and safety equipment concerning Lessee’s special activity, which may have been installed, and the series of restoration required for the operation of the Leased Premises.

CG. 11.20.3. All work, fittings, beautifications, improvements, installations and constructions of any type, including fixed, movable or removable bulkheads and, as the case may be, those that might be required by legal or regulatory provisions, performed during Lessee’s occupancy of the Leased Premises (including those prior to the Effective Date of the Lease, as indicated in Part 1 of the Lease), shall become, upon the departure of Lessee, the property of Lessor, if Lessor wishes, by means of assignment, without any compensation.

It is nevertheless specified that, if Lessor wished to retain, upon Lessee’s departure, the racks and mechanical lines installed by Lessee in the premises, Lessor shall pay to Lessee as compensation, notwithstanding the above, the residual accounting value of these items on the date of termination of occupancy of the Leased Premises.

CG. 11.20.4. Contrariwise, Lessor may require that Lessee eliminate partially or totally the work and installations mentioned in the above paragraph, even if they were authorized by Lessor, as well as the restoration of the Leased Premises, in whole or in part, to their initial conditions, all of it at the exclusive cost and risk of Lessee, with the specification that, if such restoration causes deteriorations that cannot be avoided, Lessee shall be required to assume the consequences and perform at Lessee’s expense the renovation work required in order for the Leased Premises to be restored in good condition of maintenance and repair, taking into account the normal wear and tear of the Leased Premises, in accordance with the requirements of Article CG. 11.20.2.

CG. 11.20.5. During the six (6) months period preceding Lessee’s departure from the Leased Premises, whatever the cause, the Parties shall meet in order to draft the list of tasks, if any, for the restoration of the Leased Premises, to be conducted at Lessee’s expense, as well as the associated cost estimate. In case of agreement of the Parties concerning the list and the cost of the restoration work for the Leased Premises, Lessee shall have the option to have the work performed at Lessee’s expense, or to pay the mount to Lessor in advance, so Lessor can have them performed.

CG. 11.20.6. In the event that Lessee has taken no steps to surrender the Leased Premises to Lessee in accordance with the previous paragraph, and in the event of non-restitution of the Leased Premises by Lessee in accordance with the requirement of Articles CG. 11.20.2 and CG. 11.20.4, Lessee shall pay to Lessor daily compensation for immobilizing Lessor’s property equal to the double of the last existing rent, including charges, for the required duration of the work and repair mentioned above, until the date of expiration of the :ease, Lessor pledging to have said work performed as soon as possible after the termination of occupancy of the Leased Premises.

CG. 11.20.7. In any case, a joint inventory of the premises shall take place, in the presence of Lessee, having been duly summoned, at the latest ten (10) calendar days after Lessee has moved out of the Leased Premises.

CG. 11.20.8. Such inventory shall include, if needed, the list of repairs to be performed. Notwithstanding the delivery of the keys, the Lease shall continue until the date of expiration, with the rent being due until then.

CG. 11.20.9. In the event that Lessee is not present at the date and time scheduled for the inventory, said inventory may be established, at Lessor’s discretion, in the presence of a bailiff who may be assisted by a locksmith in order to enter the Leased Premises, the corresponding charges thereof being solely assumed by Lessee.

CG. 11.20.10. Except if Lessor requests otherwise, Lessee may proceed, immediately and at Lessee’s expense, with the removal of the installed signs.

CG. 11.20.11. Lessee shall also be obligated to transfer or have transferred to Lessor, at the latest upon termination of occupancy of the Leased Premises, the benefit of all administrative authorizations, related to or benefitting the Leased Premises.

CG. 11.20.12. In the event that Lessee, having lost any occupancy right, does not fully vacate the Leased Premises of all occupants under Lessee and/or all furniture and movable assets, or does not comply with an expulsion decree, or obtain legal extensions for Lessee’s departure, Lessee shall owe to Lessor, by right and without prior notice, for each day of delay, in addition to the charges and without prejudice of any rights to damages for the benefit of Lessor, an irreducible conventional occupancy compensation equal to twice the daily rent, until the move has been completed and the keys delivered, said compensation being assessed in order to indemnify Lessor for the prejudice caused by the occupancy of the premises.

CG. 11.20.13. At the end of lease, prior to Lessee’s departure,

Lessee shall have drafted a contamination report by a specialized technical agencies, at Lessee’s expense, in order to confirm the absence of contamination, comparing to the soil report provided in Appendix 12.

If deemed useful, Lessor may have Lessee’s declarations verified by an expert jointly designated by the Parties or, failing this, by the President of the High Court of the area where the Building is located. The expert shall act as joint representative of the Parties and the expert’s decision shall be final, without remedy.

In the event that Lessee is declared responsible by the expert for contamination in the Leased Premises or on the Land, because of action by Lessee or by Lessee’s employees, operator, providers, representatives, or co-contractors, the provisions of Article CG. 11.15 shall apply mutatis mutandis. The totality of the costs of the work and expert analysis and expenses shall be paid by Lessee.

Inversely, if the Expert confirms Lessee’s declaration, the expert fees shall be assumed by Lessor.

CG.12.	MODIFICATION - TOLERANCE

CG. 12.1.	Any modification of this document may only result from a written express document signed bilaterally, or from an exchange of letters.

CG. 12.2.	It is officially acknowledged that any acquiescence concerning the application of the clauses and provisions of this Lease, regardless of the duration or frequency of said acquiescence, may never be deemed to be a change or to cause a modification or a suppression of certain provisions and conditions herein, or to generate a right of whatever nature; Lessor may terminate it without prior notice.

CG.13.	TERMINATION CLAUSE BY RIGHT

CG. 13.1.	In the event of non-payment, on the exact due date, of all or part of (i) one rental amount, (ii) the various charges and reimbursements that are due at the same time as said rent, (iii) all amounts that make up the supplementary rent charges, (iv) all occupancy compensation that would become due for any reason (including those mentioned in Articles L.145-28 to L.145-30 of the Code of Commerce), or (v) the fees related to orders, warnings, seizures, and prosecutions, or because of non-compliance with any of the clauses, charges, and conditions of the Lease, or in the event of a violation by Lessee of obligations required by the laws and/or the regulations, and one (1) month following an unanswered order to pay or warning to perform containing a statement by Lessor of its intent to rely on this clause, the Lease shall be automatically terminated, at Lessor’s discretion, by registered letter with return receipt requested, or by extrajudicial document, without the need to file a legal petition, without prejudice of all expenses and damages that Lessor may require from Lessee, notwithstanding any future findings or actual offers.

CG. 13.2.	Lessee shall owe by right, upon termination and until the repossession of the Leased Premises by Lessor, an occupancy compensation equal to the double of the last paid rent, plus the charges and supplementary rent charges thereof.

CG. 13.3.	Without prejudice of Lessor’s right to require payment of damages if, following request from Lessor, Lessee does not perform the restoration in a good condition of maintenance and repair of the Leased Premises, Lessee shall not be entitled to any compensation for the work and improvements Lessee may have performed, or for any expenses Lessee may have incurred or paid, for the purpose of Lessee’s installation into the Leased Premises. As required by signing this document, Lessee expressly waives any compensations for these various causes.

CG. 13.4.	Lessee shall assume the totality of fees, expenses, and court costs, fees related to orders, warnings, seizures, and prosecutions, or precautionary measures, as well as any fees related to the lifting of conditions and the notifications, which shall be deemed as additions and supplementary rent charges, all of the above without prejudice of damages.

CG. 13.5.	In addition, Lessee shall reimburse to Lessor the totality of bailiff fees that Lessor has incurred because of non-compliance of Lessee related to one of Lessee’s obligations pursuant to the Lease.

CG. 13.6.	Independently of such termination by right, Lessor will be justified to require from Lessor the restitution of the damage that such early termination may have causes, in particular the loss of rent.

CG.14.	MODIFICATION OF LEGAL STATUS

Lessee pledges to notify Lessor, within thirty (30) days of the occurrence of the event being anticipated, the following statutory modifications that may affect Lessor : transformation, change of name/corporate name; change of headquarters.

CG.15.	FEES AND ADDRESS OF SERVICE

CG. 15.1.	Each Party shall assume the fees, dues, and expenses of the Lease that it has incurred, as well as those that follow or that are incurred as a consequence of the Lease.

CG. 15.2.	Registration fees shall be assumed by the Party wishing to proceed with such formality.

CG. 15.3.	For the execution of this document, and in particular the receipt of all extrajudicial documents, or proceedings, the Parties elect to be serviced at the respective addresses indicated in Article CP. 17.

CG.16.	SCOPE OF THIS DOCUMENT – INVALIDITY OF A CLAUSE OF THE LEASE

CG. 16.1.	It is expressly agreed that only the present document represents the totality of the agreements between the Parties to this day.

CG. 16.2.	The Parties agree that the invalidity of any of the provisions of the Lease will not cause the invalidity of the Lease, and the Parties pledge that, if such invalidity came to be invoked, they would negotiate in good faith in order to substitute for this provision another provisions that shall be equally effective.

If some provisions of one or more Articles of the Code of Commerce or the Code Civil that the Parties have waived in the Lease were deemed to be in the public interest, contrary to the thinking of the Parties, then the legal provisions shall be applied.

CG.17.	APPLICABLE LAW - JURISDICTION

CG. 17.1.	This Lease is subjected to French law.

CG. 17.2.	For all disputes concerning the present document, that may not be settled amicably, the Parties shall irrevocably and unconditionally accept the jurisdiction of the High Court of the area where the Leased Premises are located, notwithstanding cases with several defendants or a recourse to the guarantee.

CG.18.	CONFIDENTIALITY

Each Party agrees to protect this information as confidential and not to communicate it to a third party (except for suppliers of the Leased Premises who will need this information in order to fulfill their obligations, and except for entities members of the same group, usual banks and consultants of Lessee), except (i) if the lifting of confidentiality is ordered by law or if the filing of the Lease becomes necessary for resolving a dispute between them, (ii) if it results from the written consent of each of the parties, or (iii) in case of transfer by Lessor of the Leased Premises, or transfer by Lessee of the Lease.

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TITLE 2 - SPECIAL CONDITIONS

CP. 1.	IDENTITY OF THE PARTIES

BETWEEN THE UNDERSIGNED:

CP. 1.1.	NOTAPIERRE Company, open-ended real estate investment trust with headquarters at 7-7bis rue Galvani Paris (75017), registered with the Registry of Commerce and Companies of Paris under # 347 726 812,

Represented by:

The company named UNOFI-GESTION D’ACTIFS (former name: SECURINOT), public limited company with a capital of € 1,000,572, with headquarters at PARIS (17th), 7 and 7 bis rue Galvani, identified in SIREN under the number 347 710 824, and registered with the Registry of Commerce and Companies of PARIS

UNOFI-GESTION D’ACTIFS is acting as statutory management company of NOTAPIERRE, a function to which it was named pursuant to Article 17 of the statutes, will all powers with respect to the present document pursuant to Articles 2 and 18 of said statutes.

UNOFI-GESTION D’ACTIFS, itself represented by:

Ms. Florence DOURDET-FRANZONI, duly empowered to sign the present document as the Deputy General Manager, as shown in excerpt k bis of the statutes, and in the deliberation of the Board of Directors dated December 18, 2014, a copy of which has been placed in Appendix 1,

(Hereinafter names the “Lessor”),

PARTY OF THE FIRST PART,

AND

CP. 1.2.	The company named INTERPARFUMS, public limited company with a capital of € 141,786,570, with headquarters at PARIS (75008) – 4 rond-point des Champs Elysées, and registered with the Registry of Commerce and Companies of PARIS under number 350 219 382,

Represented by Mr. Philippe SANTI as Deputy General Manager, duly empowered for the purpose of the present document

(Hereinafter names the “Lessee”),

PARTY OF THE SECOND PART

CP. 2.	PURPOSE

Lessor hereby leases out the Initial Leased Premises and Section 6, as it will be completed, to Lessee, which accepts, for a duration that will start as of the Effective Date of the Lease, in accordance with the laws applicable to commercial leases to which the Parties intend to comply, as well as with the clauses and provisions herein, which the Parties pledge to fulfill and perform, for the duration of the Lease as well as the duration of its successive renewals.

CP. 3.	DESIGNATION OF THE LEASED PREMISES

The Leased Premises shall be made up of the Initial Leased Premises and, as of the date of its completion, to be verified by the Minutes of Completion, of Section 6, on land located in the Municipality of Criquebeuf-Sur-Seine (27340), in “Le Bosc Hétrel” Business Park.

This completion, in accordance with the provisions of TITLE 3, “SPECIAL PROVISIONS FOR THE SECTION 6 CONSTRUCTION PERIOD,” will lead automatically to the taking of possession of Section 6 by Lessee and, consequently, all provisions of this Lease shall become applicable to the new perimeter of the Leased Premises.

It is as of now agreed that, upon the date of completion of Section 6, the Parties pledge to verify, by the signing of a rider to the Lease, the date of the addition of the new areas of Section 6 and the related taking of possession, and the completion minutes shall be attached in appendix to said rider.

CP. 3.1.	Description of the Initial Leased Premises

The Initial Leased Premises include:

-	Warehouse cells and in addition technical installations, areas used as offices, recreational areas and security area, with a SHON of about 31,220 m² (336,049 sq. ft.), as provided in the building permit; and

-	116 parking spaces for light vehicles.

It is specified, for information only, that the Initial Leased Premises have a real actual Net Floor Area (SHON) of 31,029 m² (333,993 sq. ft.) (i.e. a floor area (SDP) of 30,858 m² (331,153 sq. ft.)) , distributed as follows:

Designation	Nature of Premises	Measured SHON (m²)
Section 1	Warehouse	5,688
	Loading area	347
Section 2	Warehouse	5,988
	Loading area	0
Section 3	Warehouse	5,988
	Loading area	0
Section 4	Warehouse	5,793
	Loading area	193
Section 5	Warehouse	5,729
	Loading area	263

Technical installations	Sprinklers, heating, transformer, water stations	193
Cell 1 to 5 and technical installations subtotal		30,182
Offices and recreational areas subtotal		847
Total		31,029
116 external parking spaces

Initial Leased Premises are certified HQE AFILOG 1.

It is recalled that the above-mentioned areas are provided for information purposes; any errors in the designation of the Initial Leased Premises or in their surface areas may not be cause for a reduction or increase in rent, or of any penalties, regardless of the type, as the rent was determined in particular based on the overall estimate of the Initial Leased Premises by Lessee. Said premises are reputed to be fully known by Lessee in order to enable occupancy upon the date of signature of this document.

CP. 3.2.	Description of Section 6, as it will be completed in the future

Section 6 includes premises to be used as warehouse and, incidentally, as offices and recreational areas. They will have upon completion an overall floor area (SDP) of 6,066 m² (65,294 sq. ft.), including:

-	5,738 m² (61,763 sq. ft.) to be used as warehouse, and

-	328 m² (3,531 sq. ft.) to be used as offices and recreational areas,

-	as well as six (6) parking spaces for light vehicles.

It is specified that Lessor pledges to obtain a certification according to the “High Quality Environmental” standard, level Very Good for Section 6.

CP. 4.	EASEMENTS

Lessor states that the Land is not, as of today, subject to any conventional easement other than those indicated in the Appendix 5 of the Lease.

Lessee acknowledges that he is fully aware of the easements thus applicable.

Lessee pledges to accept, without compensation from Lessor, the above-mentioned easements and the administrative constraints that may affect the Leased Premises, and that would result from the local urban plan, its current or future modifications, the regulatory requirements applying to the Municipality of CRIQUEBEUF-SUR-SEINE, their current or future modifications, and more generally the easements of any nature to which the site may be subjected.

CP. 5.	DURATION AND EFFECTIVE DATE OF THE LEASE

The lease is granted and accepted for a period of nine (9) full and consecutive years, starting on June 1st, 2020, named hereinafter The Effective Date of the Lease.

Lessee expressly waives Lessee’s right to terminate the Lease upon expiration of the first and second three-year periods, pursuant to Article L.145-4 of the Code of Commerce. However, Lessee shall have the right to terminate the Lease at the ends of the 7th year and the 9th years, so that the rental duration will be seven (7) full years minimum.

CP. 6.	EARLY AVAILABILITY OF SECTION 6 TO LESSEE

Pursuant to the construction of Section 6, and in accordance with the developer, Lessor shall make available to Lessee the warehouse portion of Section 6 in advance, due to its early completion based on the conditions mentioned in Article DP.8. below.

CP. 7.	INTENDED USE OF THE LEASED PREMISES

The Leased Premises are to be used exclusively for the activities of logistics, storage, and warehousing of products corresponding to the items for which the Authorization to Operate is issued, and for adjacent offices.

CP. 8.	CONDITION OF THE PREMISES AT ENTRY and TECHNICAL AUDIT

On the Effective Date of the Lease as required in Article CG. 11.20, the Parties agree to refer, concerning the Initial Leased Premises, not to the condition of the premises that will be documented on the Effective Date of the Lease, but to the minutes of delivery dated April 26, 2011 (for delivery of Phase 1 of the building); and dated September 30, 2011 (for delivery of Phase 2 of the building) containing reservations; to the minutes of the lifting of reservations dated November 22, 2011, and to the minutes of delivery without reservations dated 26 December 2011 (for the awning); the four (4) minutes are included in Appendix 9.

Following the date of delivery of Section 6, the minutes established between the Parties according to the provisions of Article DP.6. shall be used for the condition of the premises at entry for Section 6.

Within the scope of application of Article CG 8.1.2, a technical audit, at Lessor’s expense and in the month following the Effective Date of the Lease, shall be performed for the Initial Leased Premises, in order to verify the condition of the various constructions and equipment of the asset for which Lessee has been responsible, and the state of maintenance pursuant to the previous lease. To this end, Lessee pledges to allow Lessor and all its representatives to have free access to the Leased Premises.

CP. 9.	ACTIONS OF LOGISTICAL PROVIDERS

It is specified that Lessee shall have the option of subcontracting all or part of the logistical services performed in the Leased Premises to any logistics specialist selected by Lessee and, in the event of a sole logistical provider, of transferring to said provider the Authorization to Operate, which is accepted by Lessor.

It is specified that the subcontracting option thus granted to Lessee may in no event be considered as a subletting option, as Lessor authorizes Lessee to entrust the performance of logistical services in the premises on its behalf to the Operator, and to transfer the benefit of the Authorization to Operate, only to the extent that such option does not grant any direct right to the Operator concerning the Lease.

It is recalled that, on the date of signature of this document, Lessor has thus entrusted, within the context of the Initial Lease, the logistical services performed in the Leased Premises to the company named “BOLLORÉ LOGISTICS,” which currently holds the Authorization to Operate.

CP. 10.	SUBLETTING

Notwithstanding Article CG. 11.19.1, Lessee may partially sublet the Leased Premises:

-	(i) Up to 90% of the surface area of the Leased Premises to one or more subsidiary companies of Groupe Interparfums, within the meaning of Article L. 233-1 of the Code of Commerce, and/or to companies under Lessee’s direct control, within the meaning of Article L. 233-3 of the Code of Commerce

-	(ii) Up to 3 sections (together with their proportional shares of offices and recreational areas) to a third party,

with the specification that the total of the two modes of subletting shall never lead to the subletting of more than 90% of the Leased Premises, and that in all cases any subletting is thus authorized by Lessor only to the extent that it does not grant to sub-lessee any direct right of renewal, as the Leased Premises are an indivisible whole according to the agreement between the Parties.

In the (i) case, it is specified that if the sub-lessee is no longer a subsidiary of Lessee, or no longer controlled by Lessee, the subletting shall terminate by right and without further formalities during the month following such event.

In any event, the subletting will be granted subject to compliance with the conditions of the Lease (use of the Premises, indivisibility of the Premises, delivery of a copy of the subletting contract, Lessee remaining solely responsible for payments and compliance with all Lease clauses and conditions, termination of the subletting with the Lease, etc.) and the assumption of the totality of the expenses and associated work by Lessee. Notwithstanding Article CG. 11.19.1, Lessee will not be required to ask Lessor to agree to the subletting contract.

CP. 11.	RENT

The annual rent, excluding taxes and excluding charges, is set at an amount of [_____], subject to any modifications provided in accordance with the conditions of Article DP. 2.

And broken down as follows:

-	[_____], corresponding to the areas existing upon the Effective Date of the Lease, i.e. the Initial Leased Premises.

-	[_____] excluding taxes and excluding charges, from the date of delivery of Section 6 with an anticipated SDP of 6,066 m² (65,294 sq. ft.) at a rate of [_____].

-	It is specified that the portion of the rent corresponding to Section 6 shall be prorated for the current quarter based on the quarterly due date.

CP. 12.	INDEXATION

The base index for the first rent indexation shall be the latest Rental Index for Tertiary Activities (ILAT) as published by INSEE on the Effective Date of the Lease.

CP. 13.	SECURITY DEPOSIT

Pursuant to the provisions of Article CG.7, the Lease security deposit on the Effective Date of the Lease shall amount to [_____].

It is recalled that Lessee has paid for the Initial Lease a security deposit in an amount to date of [_____].

By express agreement between the Parties, it is agreed that the security deposit of the Initial Lease shall be retained by Lessor and applied to the security deposit provided in this Lease. In addition, Lessee shall only be obliged to pay to Lessor, on the date of signature of the rider verifying the Section 6 delivery, the amount of [_____] as a complement to the security deposit paid for the Initial Lease.

[_____]

CP. 14.	CHARGES – LESSEE’S TECHNICAL MANAGEMENT OF REAL PROPERTY

It is recalled that Lessee has assumed the leasing of the totality of the real property belonging to Lessee, and that it is thus directly performing, as part of its obligation of maintenance and regulatory compliance, the technical management and control of all of the Leased Premises and their equipment, at Lessee’s expense and under Lessee’s responsibility, only subject to the work and repair that remain under Lessor’s responsibility pursuant to Article CG. 8.1.2, which Lessor shall continue to perform at Lessor’s expenses.

Thus, without prejudice of the requirements of Article CG.8, it is hereby specified that Lessee, as of today, reimburses annually to Lessor only the following supplementary rent charges:

-	Fees of Lessor’s technical manager;

-	Insurance premiums;

-	Property taxes and TEOM;

With the specification that the Parties agree to set the amount of management fees that may be re-invoices to Lessee, at an annual flat fee amount of [_____] (the “Management Flat Fee”). As expressly agreed between the Parties, it is understood that the management fees, from the Effective Date of the Lease to the Availability Date of Section 6, shall amount to [_____].

Said management flat fee shall be indexable in the same manner as the Rent.

Lessor or its representative pledges to forward to Lessee a report of visit of the Leased Premises following each visit related to a verification or a procedure.

In the event of a proven failure of Lessee (or of Lessee’s Operator or service providers) in Lessee’s performance of its tasks pursuant to the previous requirements, Lessor may assume the performance of all or part of said tasks related to such failure, after three (3) months following an unanswered claim, without it affecting in any manner the other obligations of Lessee pursuant to the Lease. In such case, Lessee shall assume the corresponding charges, including the fees of Lessor’s service provider that will then be responsible for the technical management and maintenance of the Leased Premises in accordance with Article CG.8, based on their actual costs, as the Management Flat Fee that the Parties have set in exchange for the assumption of the essential tasks of technical management would then be considered as null and void.

CP. 15.	INITIAL DEVELOPMENT WORK OF LESSEE IN SECTION 6

Lessee has informed Lessor of its wish to perform various development work in said Section, the summary description of which is presented below in Appendix 10 (the “Initial Development Work”).

CP. 15.1. Included Work

Lessor has agreed to be responsible for and include a portion of the Initial Development Work with the construction work for Section 6 (the Included Work”). The technical description of the Included Work is presented in detail in Appendix 10.

It is specified that Lessor has accepted to be responsible for the Included Work only to the following extent:

-	The Included Work will be work related to the construction (and in particular, in the case of installation of equipment, that said equipment be integrated in the building or that their removal may not be performed without causing serious deteriorations, of the equipment or of the building);

-	The cost of the Included Work that will be performed pursuant to the CPI may not exceed a ceiling of [_____].

The Included Work shall remain the property of Lessor, who prohibits their removal for the entire duration of the Lease.

Nevertheless, the Included Work, once completed, shall be deemed to be Lessee’s development work pursuant to the application of Article CG. 8.1.2 and shall remain under the sole responsibility and custody of Lessee, who shall warrant the portion that may not be covered, as the case may be, by the insurance policy purchases by Lessor.

In case of destruction of the Included Work during the Lease, Lessor shall not be obligated to rebuild them.

CP. 15.2. Other Initial Development Work

Lessor authorizes as of now, on principle, Lessee to perform or to have performed the Initial Development Work that is not included in the Included Work of Section 6, with the specification that the work related to Article CG. 11.2.2 shall remain subjected to a prior express agreement of the Lessor within the scope of said Article, and that Lessee shall in all cases comply, for all its development work, to all requirements of Article CG. 11.2.

Such work may be performed during the early availability period of Section 6 mentioned below in Article DP. 8.

CP. 15.3. Outcome of the Initial Development Work

The Parties agree that, notwithstanding Article CG. 11.20.4, Lessor may not require from Lessee the partial or complete suppression of the Initial Development Work when Lessee moves out of the Leased Premises.

CP. 16.	STATUS OF RISKS AND CONTAMINATIONS (ERP)

Pursuant to Article L.125-5 of the Code of the Environment, renters of real property located in areas covered by a plan of prevention of technological risks, or by a plan of prevention of predictable natural risks, that has been required or approved, or in areas of seismicity defined by decree issues by the Council of State, are informed by lessors of the existence of risks as mentioned in said plan or decree.

The Status of Risks and Contaminations (ERP), created within six months before the date of signature of this document, and the copy of the prefectoral order, are attached and included herein (Appendix 13).

Furthermore, because Lessor must inform, pursuant to Article L.125-5-IV of the Code of the Environment, Lessee in writing of any losses resulting in the payment of an indemnity, pursuant to Article L. 125-2 or L. 128-2 of the Code of Insurance, occurring during the time period when Lessor was the owner of the Leased Premises, or of which Lessor was informed pursuant to the preceding provisions, it is hereby mentioned that the Leased Premises have not been subjected to any loss having resulted in the payment of an indemnity because of a natural or technological disaster.

CP. 17.	ADDRESS OF SERVICE

All communications that are required by the Lease shall be in writing, by hand, by registered letter with return receipt requested or by fax or e-mail (with a copy being sent at the latest on the following day by registered letter with return receipt requested), to the addresses mentioned below :

-	For Lessee, to its headquarters.

-	For Lessor, to its headquarters.

Subject to contrary requirements expressly provided herein, all communications shall be deemed to be received (i) on the date appearing on the receipt delivered by the recipient in the event of delivery by hand, or (ii) on the date following the sending of the fax, or the registered letter with return receipt requested, the sending date being the date appearing on the receipt of transmission or on the proof of delivery of the registered letter.

CP. 18.	ADDRESS FOR INVOICES

Invoices for rents and charges shall be in the name of INTERPARFUMS and sent for invoicing at INTERPARFUMS, 4 Rond-Point Des Champs Elysées – 75008 PARIS

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TITLE 3 – SPECIAL PROVISIONS FOR THE SECTION 6 CONSTRUCTION PERIOD

This Title 3, applicable to the period of construction of Section 6, is governed by the common laws for contracts and obligations and excludes any application of the statute of commercial leases pursuant to the provisions of Articles L. 145-1 et seq. of the Code of Commerce.

Lessor has entrusted to GEMFI Company, hereinafter “The Developer,” the task of having performed, on Lessor’s behalf and within the time limits set for this purpose, the work related to Section 6 construction (hereinafter, “The Real Property Program”) by means of a Real Estate Development Contract (“CPI”).

To this end, the portion of the Site on which Section 6 will be built will be made available to the Developer, who will have custody of it. Lessee and the Promoter pledge that neither party will hinder or obstruct the activity operated in the Initial Leased Premises or the construction work.

It is hereby specified that the access to the construction site shall be by the adjacent parcels (parcels ZD 329 and ZD 338) acquired by Lessor, and that the site of the work shall be enclosed by construction fencing in order to prevent entry to the work site, except if needed and by prior approval, as hereinafter specified. The layout of access to the construction site is attached in Appendix 16.

Exceptionally, in the event that the Developer must access the construction site by the paths and access roads currently used by Lessee pursuant to Lessee’s activity, Developer shall be required to coordinate with Lessee’s representative, in order to limit the resulting hindrance.

In this case, Lessee must then give free access to the contractors and ensure compliance with safety regulations, because of the construction work.

Lessee and its insurers waive any remedy or claim against Lessor, only for the losses, damages, or adverse effects due to Section 6 construction work and affecting Lessee’s property.

DP. 1. PROGRAM DESCRIPTION

The Real Property Program consists of the construction on the Site of a sixth section adjacent to the Initial Building, to be used as warehouse and offices with a total SDP of 6,066 m² (65,294 sq. ft.), split as indicated below, and of 6 parking spaces for LVs, including 4 PMRs:

In addition to all technical installations (fire hydrants, networks, roadways) in accordance with the descriptions of said sections and installations on the Technical Documents.

A detailed description of the Section 6 construction work, drafted by the Developer, is included in the Technical Description of Section 6, attached hereto in Appendix 8.

The technical characteristics of the Section 6 construction program (hereinafter, the “Technical Documents”), established by the Developer and by specialized professionals designated by the Developer, are defined in the documents listed below, which the Parties agree to prioritize in descending order as follows:

(a)	The Section 6 Technical Description attached in Appendix to the CPI in its version V4a dated October 22, 2019, drafted under the sole responsibility of the Developer, attached hereto in Appendix 8;

(b)	The documentation concerning the application for the Building Permit, attached hereto in Appendix 7 (including layouts attached to the application for the Building Permit);

(c)	Prefectoral order # DELE/BERPE/18/681 dated May 9, 2018, included in Appendix 6.

Lessor is obligated to the construction of Section 6, in accordance with its definition resulting from the Technical Documents, to its use and intended use, as well in compliance with the administrative authorizations, the legal and regulatory provisions, the technical requirements issued by official bodies concerning the construction of buildings, and in particular the Unified technical Documents (DTUs) and the industrial standards, all of them in the version existing on the date of signature hereof.

The Parties agree to refer to these documents for all that is related to the features of the planned operation, and specify that, in the event of a contradiction among said documents, the order of priority shall be applied, with the first listed document prevailing over the second and so on.

In the event of a contradiction between the Technical Documents, each prevail over the others in the following manner:

-	In case of discrepancy between the layouts and the Technical Description, and whenever a qualitative evaluation of technical performance is questioned, the Technical Description shall prevail over the layouts

-	In contrast, in case of non-conformity, whenever a quantitative item needs to be evaluated, the layouts shall prevail.

The performance items provided in the Technical Description (and the layouts) may, for technical or manufacturing reasons, be modified by the Developer on condition that (i) they are replaced by similar performance items of equivalent quality, at minimum, and (ii) they have been expressly approved in advance by Lessor.

Lessee may not oppose, and accepts as of now, all additional or alteration work that would be mandated to Lessor because of changes in the Laws and the regulations during the performance of Section 6 construction work, as well as for requirements concerning the building permit or its amendments, if any. Said additional or alteration work shall be performed at the exclusive cost and risk of Lessor.

DP. 2. RENT ADJUSTMENT - SDP TOLERANCE

For the purpose of this clause, the measurement of the built-up Overall Floor Area (SDP) shall be performed by an expert surveyor designated by Lessor or the Developer, and shall be delivered to Lessee five (5) days before the Availability Date, pursuant to Article DP.3.

The Parties agree that, in case of reduction of the SDP of more than 1.5% of the SDP indicated in the Lease for Section 6, the initial rent shall be adjusted by € 43 by square meter of missing Overall Floor Area, beyond the 1.5% threshold.

In the event that the areas of the built-up Section 6 are larger than the agreed-upon areas, such area increase shall be to the benefit of Lessee, without a rent increase, as long as said area increase does not affect the compliance of the warehouse section to the regulations and the issued administrative authorizations.

It is specified that, in order to anticipate and, if needed, correct during the construction work any deviations that would be too significant between the SDP provided in the Lease and the measured SDP, Lessor has requested that the Developer have performed, during the construction work and at the time of the construction of the building structure and before the installation of the walls and casting of the slab, by an expert surveyor a measurement allowing to verify that the planned and actual SDPs are within the agreed maximum tolerance, and in any case that they are less than a 5% threshold. Failing this, Lessee has pledged to agree to perform, at Lessee’s expense, the corrective construction measures in order not to exceed said threshold, without modifying the contractual schedule.

DP. 3. TAKING OF POSSESSION OF SECTION 6 – LIFTING OF RESERVATIONS

DP. 3.1 PROVISIONAL DATE FOR THE TAKING OF POSSESSION

It is specified that, pursuant to this lease, the Initial Premises are already made available to Lessee as of the Effective Date of the Lease.

The date of Section 6 provisional possession is set at November 16, 2020, subject to the provisions of Article DP. 4. below (Legitimate Causes for Extending the Schedule), hereinafter named “The Provisional date for the Taking of Possession.”

DP. 3.2 DEFINITION OF SECTION 6 COMPLETION The completion of Section 6 is understood according to the meaning of the provisions of Article R261-1 of the Code of Construction and Housing, and also of the performance by Lessor of the work that shall comply with:

-	The Technical Documents (including the Technical Description, the Building Permit layouts, the Building Permit and its application documentation, and the modified building permits, if needed),

-	The alterations validated later by the parties, upon the signing of this document,

-	The industrial standard and DTU,

-	The administrative authorizations that were issued, including for specific Lessee activities,

-	And all obligations that would be required and applicable in accordance with the laws and the regulations before delivery, concerning the buildings being constructed, and not requiring the issuance of an additional administrative authorization.

Completion is understood to be full completion and shall include:

-	Equipment items in good working condition as provided in said documentation, which are required for the use of the section, in accordance with its intended use.

-	Full performance of the work of Section 6, the various roadworks and networks (VRDs), and landscaping described in the building permit, depending on the planting season.

-	The evacuation of rubble and the repair of VRD deteriorations due to the construction work,

For the assessment of the Completion of Section 6, (i) the defects, minor imperfections of any nature, and (ii) the disruptions due to Lessee’s development work prior to the Completion date may not prevent the acknowledgment of the Completion of Section 6 as long as they do not prevent the intended use of Section 6 as mentioned in the Lease, or they do not affect the structural strength of Section 6 or the safety of persons that will occupy it, or they do not prevent the operation of the Leased Premises in accordance with the authorizations.

Only the defects, imperfections, or non-compliances mentioned in the previous paragraph may be the subject of reservations to the Completion of Section 6 by Lessee at the taking of possession of said section.

Furthermore, in the event that certain items or technical devices of Section 6 are not adequately tested, depending on the date at which the Completion of Section 6 occurs, such Completion shall take place with the reservation of said items or technical devices being in good working order, which shall be tested later. A special reservation shall be mentioned to this end in the minutes of Completion or the report of the expert.

DP. 4. LEGITIMATE CAUSES FOR EXTENDING THE SCHEDULE OF THE TAKING OF POSSESSION

In the event that a fortuitous occurrence, or a Force Majeure event, or a legitimate cause for extending the schedule of the taking of possession (hereinafter collectively, the “Legitimate Causes for Extending the Schedule”) takes place, the Completion schedule shall be automatically extended by a number of days equivalent to the inability to perform the work.

Within the scope of these provisions, Legitimate Causes for Extending the Schedule, within the meaning of this Lease, shall be deemed to include:

All cases of Force Majeure or fortuitous event within the meaning of Articles 1218 and 1231 of the Civil Code and their judicial applications, as well as the following cases:

a)	An event of Force Majeure. Force Majeure is understood to have the meaning given by case-law, as any event that is external, unpredictable, irresistible, and insurmountable. Strikes that are specific to the work site are excluded from Force Majeure.

b)	Disorders resulting from natural disasters

c)	Storm days within the meaning of Article L.731-2 of the Labor Code, which meet the following criteria:

Causes	Lots	Criteria
Freezing (Temperature measured at 7:00 AM)	Building platform treatment by lime/cement Earthwork/frame Structural work Sealing/cladding Slab Roadworks	Central DTU or stoppage -5°C or DTU -1°C or DTU 4 C or presence of ice Central DTU or stoppage 5°C
Thawing fence	General contracting
Rain	Earthwork/soil reinforcement Layers flattening Structural work Covering Sealing Cladding Frame Roadwork	> 3 mm 0 mm > 10 mm > 4 mm > 4 mm > 10 mm > 10 mm 0 mm
Snow	Earth work Structural work Covering/cladding Frame	Presence of snow cover or snowfall > 1 cm
Wind gusts/strong winds (Maximum velocity)	Structural work Covering Cladding/External joineries Frame	> 50 kph > 50 kph > 40 kph or wind gusts > 50 kph or wind gusts

Lessor shall show proof of bad weather to Lessor, by forwarding a certification by the Project Manager at the work site, which will confirm that the work site has been disturbed because of bad weather, and Lessor shall determine the resulting number of days by which the delivery date will be postponed. To this certification shall be attached a report from the national weather station closest to the real Property Program, confirming the existence of said bad weather, and a report from the Technical Control Board of the SPS coordinator acknowledging with justification the inability to work, because of the consequences of the bad weather or weather conditions that are dangerous for people.

d)	The following is one of the causes of work suspension: a general strike affecting the building or transportation professions (those strikes affecting only the companies working on the site are not taken into consideration), judicial or administrative injunctions to suspend or stop the work (unless said injunctions are based on the fault or negligence of the Developer in the performance of its tasks), the disruptions resulting from riots, hostility, revolutions, demonstrations that prevent supplies from reaching the work site.

e)	By express agreement, it is specified that any company failure, including judicial liquidation, shall not be taken into account in order to modify the delivery schedule.

f)	Delays due to Lessee’s development work prior to the Effective Date of the Lease.

For the sake of evaluating the above-mentioned events, the Parties state as of now that they accept to refer to a certificate drafted by the project manager and/or the safety and health protection coordinator (CSPS), under their own responsibility, together with the documents justifying the event being considered, which shall be communicated to Lessee within ten (10) business days from the date of receipt by Lessor of a registered letter from the Developer denouncing the events acknowledged to be reportable Legitimate Causes, with the understanding that, in any case, any reported Legitimate Causes shall be specified by Lessor to Lessee at the monitoring committee meeting.

Nevertheless, it is specified that the weather-related justifications that may result in legitimate causes for suspension of the schedule are only available at the beginning of the month following the occurrence of said bad weather, and may only be forwarded to Lessee on the following month.

DP. 5. VISITS PRIOR TO THE TAKING OF POSSESSION

Within fifteen (15) days before the date of Completion of Section 6, Lessor shall invite Lessee to be present, during said period, for the operations prior to the delivery of Section 6, in order to enable the Developer to note any defects that may be raised by Lessee or any representative of its choice, and to perform any remedial work before the Section 6 Completion date (except for reservations).

The Parties shall establish to this end a list of defects noted during these operations prior to delivery.

This preliminary visit shall not be deemed as a Taking of Possession of Section 6, which may only take place upon the signing of the minutes of the taking of possession of Section 6.

Lessee shall have the right to invite any person of its choice.

DP. 6. TAKING OF POSSESSION AND LATE-DELIVERY PENALTIES

The Taking of Possession shall take place as follows:

(i)	Lessor shall inform Lessee of the date at which Lessee may verify the Completion of Section 6 and proceed with the taking of possession. Such information shall be forwarded by registered letter with return receipt requested, at least eight (8) days before the set date.

(ii)	On said date, Section 6 Completion, with or without reservations, shall be verified in the minutes of the taking of possession, established by both Parties (the “Minutes of the Taking of Possession”). Each Party may bring one or more experts of its choice. Lessee shall establish the list of reservations that it will submit to Lessor, to be attached to the Minutes of the Taking of Possession.

(iii)	Upon verification of the Completion and the Taking of Possession, whether or not reservations have been logged, accepted, or disputed, the keys will be submitted to Lessee, to serve as the taking of possession.

In the event of a dispute between the Parties concerning the non-performance and the defects or lack of compliance causing a refusal of a taking of possession, the Parties shall appeal to an expert designated by joint agreement of the Parties, who will evaluate the Completion of Section 6 in accordance with the provisions of Article DP. 3.2., and whether the reservations noted by Lessee were justified or should be lifted.

In the event that the Parties do not agree on the choice of such expert, its designation will be performed by the President of the High Court of the area where the Building is located, ruling in summary proceedings, and this at the request of the first Party to act.

The fees of this expert and the financial consequences causes by his or her intervention shall be assumed by the Parties whose claims are contradicted by the expert, or shared equally in the event that both Parties are partially contradicted by said expert.

The Parties irrevocably pledge to deliver to the expert any documents that said expert would deem useful for the performance of his or her assignment, and to be governed by the opinion issued by the expert. The expert shall have the powers of joint representative of the Parties, and the expert’s decision shall be final and without appeal.

In the event of Lessee’s absence at the verification of Completion, Lessor shall forward to Lessee, by registered letter with return receipt requested a new convocation for proceeding with the certification of Completion of Section 6, with an advance notice of five (5) days.

In the event of a new absence by Lessee, Lessee shall be deemed to have accepted Section 6 without reservations on the date provided pursuant to the first convocation. The minutes of the verification by the bailiff shall be considered as the Completion of Section 6 without reservations.

In the event that Section 6 is not made available to Lessee by Lessor, in accordance with the conditions mentioned above on the date of Completion of Section 6 (in the absence of Legitimate Causes for Extending the Schedule or of Force Majeure), i.e. in the event of a delay exceeding fifteen (15) calendar days, and for any occurrence not due to a Legitimate Cause for Suspending the Schedule, Lessor shall by right owe to Lessee a flat and final penalty of six hundred euros (€ 600) per day of delay, as full remedy for damages incurred by Lessee.

DP. 7. PROCEDURE FOR LIFTING THE RESERVATIONS AND FLAT-FEE PENALTIES

The penalties listed in the Minutes of the Taking of Possession must be lifted within a period of 90 calendar days after the date of signature thereof, unless (i) the above-mentioned delay needs to be extended because of a Legitimate Cause for Extending the Schedule, in particular related to supply problems, or (ii) the lifting of said reservation is technically impossible or is possible only by employing steps the impact or the cost of which would be manifestly disproportionate given the impact of the subject reservation on the operation of the Leased Premises, and except special reservations for equipment that may not be tested correctly within the above-mentioned period.

Following the above-mentioned period of 90 calendar days, Lessor shall owe to Lessee a fixed final indemnity of ONE HUNDRED EUROS (€ 100) per business day of delay for all non-lifted reservations, whatever the number of remaining ones.

Payment of the fixed indemnities shall automatically end after an additional 90 calendar days beyond the initial period for lifting the reservations.

If needed, it is specified that if an expert designated pursuant to the conditions of Article DP. 5. concluded that the refusal by Lessee to verify the Completion of Section 6 was unjustified, no late-delivery penalty shall be owed by Lessor to Lessee, and Lessee shall have to pay the rent.

Upon the end of the 90 calendar day period, the lifting of reservations shall be verified by the minutes of the lifting of reservations established between the Parties or, failing that, by an expert designated in accordance with the conditions indicated below.

At the end of said period of 90 calendar days, and if the reservations have not all been lifted, and following a formal claim by registered letter with return receipt requested that remains unanswered during twenty-one (21) calendar days, Lessee may, at its option, have performed by any contractor of its choice, but at Lessor’s expense, who pledges to do so, the work required for the lifting of the non-lifted reservations. Such option is offered to Lessee solely for the work associated with the lifting of reservations that will not impact the coverage of the structural damage insurance.

For the lifting of reservations that may impart the structural damage insurance coverage, the Parties pledge to examine the question of such delays in order to find a satisfactory solution.

The minutes of the lifting of reservations shall be established between the Parties or, failing that, in the event of a disagreement, such disagreement shall be settled by an expert, as agreed in Article DP. 5.

In exchange for the obligations engaged by Lessor and the Developer to list the reservations, and in order to give them the means to fulfill such obligations, it is agreed that Lessee grants as of now to Lessor and the developer the power to access the premises during business hours in order to perform the work associated with the lifting of reservations with the contractors.

DP. 8. EARLY AVAILABILITY

In order for Lessee to perform its early development and equipment work in Section 6, following Completion of said section, Lessor will make available to Lessee the warehouse portion of Section 6 at an earlier time, fifteen (15) calendar days before the Taking of possession, and in any case after the casting and drying of the slab. The manner (schedule, terms, and conditions) in which the above-mentioned areas shall be made available early is defined in the agreement attached herein (Appendix 17).

To this end, a State of the premises shall be drafted between the Parties, whether they are present or represented. Lessee pledges to respect all safety measures related to the work site, not to hinder the continuation of the work in Section 6 within the set deadlines, not to perform installation or other work that would prevent the compliance of Section 6 or the issuance of the subject certification.

In no case shall Lessee be authorized to perform its activity in the premises that are made available.

Finally, Lessee pledges to purchase at that time all required insurance policies, concerning both the assets and the performance of the anticipated work.

It is recalled that the early availability offered to Lessee of the warehouse portion of Section 6 shall terminate automatically upon the date of the Taking of Possession by Lessee. It is further recalled that the availability of Section 6 to Lessee may not be delayed if Lessee’s development work is not completed on that date, and that the non-completion by Lessee of its development work, or the existence of defects and reservations in the performance, may not affect the Completion of Section 6.

Lessee’s development work shall correspond to the work mentioned in the appendix of the above-mentioned early availability agreement, and shall be approved by Lessor in advance. All other work that is requested shall be submitted to Lessor for prior validation.

DP. 9. LESSEE’S REQUEST FOR ALTERATIONS

In the event that Lessee wishes that modifications be made to Section 6 by means of alterations (hereinafter, the “Alterations”), Lessee shall consult solely with Lessor, who will evaluate under its own responsibility whether the requested modifications are feasible, based on the legal and regulatory provisions of any type applicable to the construction of Section 6.

Lessee shall provide a detailed description of the Alterations that it wishes to perform. If the Alterations require prior feasibility studies, Lessor will specify in writing to Lessee the nature and anticipated cost of such studies, and Lessee shall have a period of five (5) business days, starting on the date of receipt of such information, to accept or refuse these studies.

If, upon completion of such feasibility studies, Lessee does not follow up on its request for Alterations, Lessee shall pay to Lessor the cost of the studies within a period of five (5) business days after receipt of the corresponding invoice.

Lessor shall have the option of rejecting the performance of the Alterations requested by Lessee, if said work:

-	Has the effect of delaying the provisional date of possession ;

-	Requires a modified building permit or a prior statement of work or a new building permit or another administrative authorization (in particular, ICPE);

-	Is not compatible with the requirements for issuance of the certifications;

-	Prevents the issuance of the administrative compliance of the building permit and, as the case may be, any modified permits issued for the construction of Section 6, in accordance with Articles L. 461-1, L. 462-1, and L. 462-2 of the Code of Urban Planning;

-	Is technically unfeasible, in particular because of the progress of the construction work for Section 6.

Within twenty-five (25) calendar days of (i) the receipt by Lessor of Lessee’s request for Alterations, or (ii) the receipt of the feasibility studies, Lessor shall submit to Lessee an estimate concerning the Alterations, including the cost of the work plus 10% excluding tax, as compensation for the technical and architectural fees, and the fees of the control board, the safety, management and insurance coordinator, and more generally for all expenses related to the above.

If Lessee does not respond within ten (10) calendar days, the estimate shall be deemed rejected by Lessor.

The Section 6 alterations may only be performed following express approval of such proposals by the Parties, such agreement being than made official by a rider to the Lease, indicating the nature of the modifications or additional work, their impact on the Rent and, as the case may be, on the date of the Taking of Possession.

The Alterations shall receive the same guarantees and insurance coverages as the work provided in the Lease.

The cost of the Alterations, as defined above, shall be re-invoiced by Lessor to Lessee.

The implementation of such Alterations may not start before the acceptance of the estimate by Lessee and the signing of a rider to this Lease.

DRAFTED AT

On 10 December 2019

IN TWO ORIGINAL COPIES, provided to each of the Parties, who acknowledged same

The Lessor	The Lessee

/s/signature unintelligible	/s/ Philippe Santi

LIST OF APPENDICES

Appendix 1	Extract k-bis and statutes of Lessor’s representative

Appendix 2	Powers of Lessee’s representative

Appendix 3	Summary chart of the SHONs by Jean-Claude BERSON on April 12, 2011

Appendix 4	Decree to Operate, quadripartite agreement dated April 26, 2011, and receipt of the statement of operator change on June 15, 2011

Appendix 5	Authenticated document dated June 6, 2016, creating mutual non aedificandi easements on land belonging to INS CRIQUEBEUF Company and NOTAPIERRE Company

Appendix 6	Information Brief, favorable opinion issued by DREAL and dated June 30, 2017, and Complementary Decree to Operate

Appendix 7	Building Permit and application documentation, Layouts of Section 6

Appendix 8	Section 6 Technical Description

Appendix 9	Minutes of delivery dated April 26, 2011 (for delivery of Phase 1 of the building); dated September 30, 2011 (for delivery of Phase 2 of the building), containing reservations; minutes of the lifting of reservations dated November 22, 2011, and minutes of delivery without reservations dated December 26, 2011 (for the awning)

Appendix 10	Description of Lessee’s Initial Development Work

Appendix 11	Lessor’s bank account

Appendix 12	Environmental diagnosis = soil reports performed during construction

Appendix 13	Status of Risks and Contaminations (ERP)

Appendix 14	Land Layout

Appendix 15	DPE

Appendix 16	Work site layout plan

Appendix 17	Tripartite availability agreement

Appendix 18	Summary status of the work in accordance with the Pinel Law (-3 years / +3 years)

Appendix 19	Inventory of charges, taxes, fees, and levies associated with the Lease

Appendix 20	Section location layouts